Exhibit 10.2

Execution Version

THIRD AMENDED AND RESTATED FLOW SERVICING AGREEMENT

between

PENNYMAC OPERATING PARTNERSHIP, L.P.,
as Owner

and

PENNYMAC LOAN SERVICES, LLC,
as Servicer

Dated as of September 12, 2016

i

EXHIBITS

EXHIBIT 1	LIST OF MONTHLY AND DAILY REPORTS
EXHIBIT 2	FORM OF CUSTODIAL ACCOUNT CERTIFICATION
EXHIBIT 3	RESERVED
EXHIBIT 4	FORM OF ESCROW ACCOUNT CERTIFICATION
EXHIBIT 5	RESERVED
EXHIBIT 6	FORM OF OFFICER’S CERTIFICATE
EXHIBIT 7	MORTGAGE LOAN DOCUMENTS
EXHIBIT 8	FORM OF LIMITED POWER OF ATTORNEY
EXHIBIT 9	TERM SHEET
EXHIBIT 10	DELEGATION OF AUTHORITY MATRIX
EXHIBIT 11	SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE
EXHIBIT 12	PROPERTY MANAGEMENT SERVICES

THIRD AMENDED AND RESTATED FLOW SERVICING AGREEMENT

This Third Amended and Restated Flow Servicing Agreement (this “Agreement”) is entered into as of September 12, 2016, by and between PennyMac Loan Services, LLC, a Delaware limited liability company (the “Servicer”), and PennyMac Operating Partnership, L.P., a Delaware limited partnership (the “Owner”).

RECITALS

WHEREAS, the Servicer is in the business of servicing residential mortgage loans similar to the Mortgage Loans;

WHEREAS, the Owner desires that the Servicer service some or all of the Mortgage Loans, and the Servicer is willing to perform such servicing;

WHEREAS, the Owner and the Servicer previously entered into that certain Second Amended and Restated Flow Servicing Agreement, dated as of March 1, 2013, as amended by Amendment No. 1 thereto dated as of November 14, 2013, Amendment No. 2 thereto dated as of June 1, 2014, Amendment No. 3 thereto dated as of December 11, 2014, Amendment No. 4 thereto dated as of March 31, 2015, Amendment No. 5 thereto dated as of September 1, 2015, and Amendment No. 6 thereto dated as of June 1, 2016 (collectively, the “Original Agreement”);

WHEREAS, the Owner and the Servicer desire to amend and restate the Original Agreement;

NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01	Definitions.

The following terms are defined as follows:

AAA: As defined in Section 7.01.

Accepted Servicing Practices:  With respect to any Mortgage Loan (including any related REO Property), each of those mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, which servicing practices (i) are in compliance with all applicable federal, state and local laws, regulations and guidance, including without limitation Regulation X, 12 C.F.R. § 1024, and Regulation Z, 12 C.F.R. § 1026, (ii) shall be in accordance with the Servicer’s policies and procedures as amended from time to time for mortgage loans of the same type, (iii) are in accordance with the terms of the related Mortgage and Mortgage Note and (iv) with respect to any Agency Mortgage Loan, are at a minimum based on the requirements set forth from time to time in the applicable Guide.

Actual/Actual Basis:  Remittance to the Owner or its designee which requires the Servicer to remit to the Owner or such designee the actual interest and actual principal collected from each Mortgagor.

Additional Servicing Fee:  With respect to each Third Party Loan, the Additional Servicing Fee set forth in or established pursuant to Exhibit 9 hereto.

Adjustable-Rate Mortgage Loan:  A Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

Affiliate:  With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Agency:  With respect to an Agency Mortgage Loan, Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

Agency Mortgage Loan:  A Mortgage Loan that is a Fannie Mae Mortgage Loan, a Freddie Mac Mortgage Loan or a Ginnie Mae Mortgage Loan.

Ancillary Income:  All income derived from the Mortgage Loans (other than payments or other collections in respect of principal, interest, Escrow Payments and Prepayment Penalties attributable to the Mortgage Loans) including, but not limited to, assumption fees, reconveyance fees, subordination fees, speedpay fees, mortgage pay on the web fees, automatic clearing house fees, demand statement fees, modification fees, if any, fees received with respect to checks on bank drafts returned by the related bank for insufficient funds, the Servicer’s share of all late charges, and other similar types of fees arising from or in connection with any Mortgage Loan to the extent not otherwise payable to the Mortgagor under applicable law or pursuant to the terms of the related Mortgage Note.  In no event shall the Servicer be entitled to any Prepayment Penalties.

Appraised Value:  With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan and (ii) the purchase price for the related Mortgaged Property paid by the Mortgagor with the proceeds of the Mortgage Loan; provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan.

Arbitrator: As defined in Section 7.01.

Asset Balance:  On any day for any Mortgage Loan, other than a liquidated Mortgage Loan, the total unpaid outstanding principal balance of such Mortgage Loan on such date.

Assignment of Mortgage:  An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Owner.

Base Servicing Fee:  The Base Servicing Fee set forth in or established pursuant to Exhibit 9 hereto.

BPO:  A broker price opinion.

Business Day:  Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the States of New York or California are authorized or obligated by law or executive authority to be closed.

Code:  The Internal Revenue Code of 1986, as amended.

Combined Loan-to-Value Ratio or CLTV:  With respect to any Second Lien Mortgage Loan, the ratio (expressed as a percentage) of the sum of the outstanding principal amount of such Second Lien Mortgage Loan plus the outstanding principal amount of the related First Lien Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if such Second Lien Mortgage Loan was made to finance part of the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property.

Commission: The Securities and Exchange Commission and any successor thereto.

Condemnation Proceeds:  All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Correspondent Loan:  A newly originated Mortgage Loan acquired by Owner or one of its wholly owned subsidiaries from a third party originator under the correspondent lending program established by Owner or such subsidiary.

Cost of Funds:  The amount payable by the Owner to the Servicer pursuant to Section 5.04, which amount shall be equal to one-twelfth of the product of (x) the average daily balance of Servicing Advances and (y) the sum of (i) the Cost of Funds Index plus 0 basis points.

Cost of Funds Index:  A per annum rate equal to the London interbank offered rate for one-month United States dollar deposits as such rate appears, in The Wall Street Journal (West Coast edition), as of the first Business Day of such calendar month.  If the rate above is unavailable, the Servicer shall select a comparable source mutually agreeable to the Servicer and the Owner from which to determine such rate.

Custodial Account:  The separate trust account or accounts created and maintained pursuant to Section 4.04 at a Qualified Depository.

Custodial Agreement:  The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents.

Custodian:  The custodian of the Mortgage Loan Documents as specified under the related Custodial Agreement.

Cut-off Date:  The date set forth in the related Purchase Agreement, if applicable.

Deed in Lieu Fee:  With respect to each Mortgaged Property, the title to which is acquired by deed in lieu of foreclosure, the Deed in Lieu Fee as set forth in Exhibit 9.

Delinquent Mortgage Loan:  As defined in Section 8.01(c).

Dispute:  As defined in Section 7.01.

Distressed Whole Loan:  Any Mortgage Loan classified by the PennyMac REIT Manager as troubled or distressed and acquired by Owner as part of a pool of mortgage loans that are or are expected to be re-performing and/or under-performing mortgage loans.

Due Date:  The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period:  With respect to amounts collected by the Servicer and required to be remitted to the Owner (or as otherwise directed in writing by the Owner) on each Remittance Date, the period commencing on the first day of the month and ending on the last day of the month preceding the month of the Remittance Date.

Eligible Investments:  Any one or more of the obligations or securities listed below, acquired at a purchase price of not greater than par which investment provides for a date of maturity not later than one day prior to the Remittance Date in each month (or such other date as permitted under this Agreement):

(i)direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality thereof,  provided such the obligations are backed by the full faith and credit of the United States of America (“Direct Obligations”);

(ii)(A) federal funds, demand and time deposits in, certificates of deposits of, or bankers’ acceptances issued by, any depository institution or trust company (including U.S. subsidiaries of foreign depositories) incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state authorities, so long as at the time of such investment or the contractual commitment providing for such investment, such depository institution or trust company has a short-term uninsured debt rating in the highest available rating category of Moody’s and S&P  and provided that each such investment has an original maturity of no more than 365 days; and (B) any other demand or time deposit or deposit which is fully insured by the FDIC;

(iii)repurchase obligations with a term not to exceed 30 days with respect to any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) that has obligations with an investment-grade rating from a Rating Agency, provided, however, that collateral transferred pursuant to such repurchase obligation must be of the type described in clause (i) above and must (A) be valued daily at current market prices plus accrued interest, (B) pursuant to such valuation, be equal, at all times, to 105% of the cash transferred by a party in exchange for such collateral and (C) be delivered to such party or, if such party is supplying the collateral, an agent for such party, in such a manner as to accomplish perfection of a security interest in the collateral by possession of certificated securities;

(iv)securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which have a credit rating from a Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of investment or the contractual commitment providing for such investment;

(v)commercial paper (including both non-interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than thirty (30) days after the date of issuance thereof) that is rated by a Rating Agency that rates such securities in its highest short term rating category available at the time of such investment;

(vi)certificates or receipts representing direct ownership interests in future interest or principal payments on obligations of the United States of America or its agencies or instrumentalities (which obligations are backed by the full faith and credit of the United States of America) held by a custodian in safekeeping on behalf of the holders of such receipts; and

(vii)any other demand, money market, common trust fund or time deposit or obligation, or interest bearing or other security or investment rated investment grade level by a Rating Agency;

provided, however, that no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument, or (ii) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

Eligible Mortgage Loan:  A mortgage loan that is a fixed-rate or Adjustable-Rate Mortgage Loan that is secured by either a 1st lien or 2nd lien Mortgage on a single family (i.e., one- to four-unit) residential Mortgaged Property located in any of the 50 states of the United States or in the District of Columbia; provided, however, that such mortgage loan shall not be a High Cost Loan or a HOEPA Loan.  Notwithstanding the foregoing, an Eligible Mortgage Loan shall be one of the types of mortgage loans that the Servicer currently services on its servicing platform.

Errors and Omissions Insurance Policy:  An errors and omissions insurance policy to be maintained by the Servicer pursuant to Section 4.12.

Escrow Account:  The separate trust account or accounts created and maintained pursuant to Section 4.06 at a Qualified Depository.

Escrow Payment:  With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, flood insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the related Mortgage or any other document.

Event of Default:  Any one of the conditions or circumstances enumerated in Section 11.01.

Fannie Mae:  The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide:  Collectively, the Fannie Mae Selling Guide and Servicing Guide, as such Guides may be amended from time to time hereafter.

Fannie Mae Mortgage Loan:  A Mortgage Loan underwritten in accordance with the guidelines of Fannie Mae described in the Fannie Mae Guide.

FDIC:  The Federal Deposit Insurance Corporation, or any successor thereto.

Fee Amendment: As defined in Section 7.01.

Fee Negotiation Request: As defined in Section 7.01.

Fidelity Bond:  A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

First Lien Mortgage Loan:  A Mortgage Loan secured by a Mortgage in first lien position on the related Mortgaged Property.

Fitch:  Fitch, Inc., or any successor thereto.

Fixed-Rate Mortgage Loan:  A fixed-rate mortgage loan serviced pursuant to this Agreement.

Flood Zone Service Contract:  A transferable contract maintained for a Mortgaged Property with a nationally recognized flood zone service provider for the purpose of obtaining the current flood zone status relating to such Mortgaged Property.

Foreclosure Commencement:  With respect to any Mortgage Loan, the delivery of the applicable file to the Servicer’s foreclosure counsel for initiation of foreclosure proceedings.

Freddie Mac:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

Freddie Mac Guide:  The Freddie Mac Single-Family Seller/Servicer Guide, as such Guide may be amended from time to time hereafter.

Freddie Mac Mortgage Loan:  A Mortgage Loan underwritten in accordance with the guidelines of Freddie Mac described in the Freddie Mac Guide.

Ginnie Mae:  The Government National Mortgage Association, or any successor thereto.

Ginnie Mae Mortgage Loan:  A Mortgage Loan underwritten in accordance with the guidelines of Ginnie Mae described in the Ginnie Mae Guide.

Ginnie Mae Guide:  The Ginnie Mae Mortgage-Backed Securities Guide, as such Guide may hereafter from time to time be amended.

Guide:  With respect to any Fannie Mae Mortgage Loan, the Fannie Mae Guide; with respect to any Freddie Mac Mortgage Loan, the Freddie Mac Guide; and with respect to any Ginnie Mae Mortgage Loan, the Ginnie Mae Guide.

Gross Margin:  With respect to each Adjustable-Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of such Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for such Mortgage Loan.

High Cost Loan:  A Mortgage Loan (a) covered by HOEPA or (b) classified as a “high cost,” “threshold,” “covered,” “predatory” or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

HOEPA:  The Federal Home Ownership and Equity Protection Act of 1994, as amended.

HOEPA Loan:  A Mortgage Loan which (a) is subject to HOEPA or (b) which the Servicer discovers is subject to HOEPA.

Inbound Transfer Date:  The date on which the Servicer begins servicing the related Mortgage Loan pursuant to this Agreement.

Index:  With respect to each Adjustable-Rate Mortgage Loan, the index set forth in the related Mortgage Note.

Insurance Proceeds:  With respect to each Mortgage Loan, proceeds of insurance policies insuring such Mortgage Loan or the related Mortgaged Property.

Interest Rate Adjustment Date:  With respect to each Adjustable-Rate Mortgage Loan, the date specified in the related Mortgage Note on which the Mortgage Interest Rate is adjusted.

Interest Shortfall:  The amount of interest due a third party owner of a Mortgage Loan following a payoff or Principal Prepayment where the interest accrued and due from the underlying Mortgagor is insufficient to pay the interest due to such third party owner pursuant to the terms of the applicable Guide or the terms of any Whole Loan Transfer, Private Securitization Transaction or Public Securitization Transaction.  Such Interest Shortfall shall be the sole responsibility of the Owner.

Interim Servicing Period:  With respect to any Mortgage Loan, the period commencing on the related Inbound Transfer Date and ending on the Reconstitution Date.

Lender Paid Mortgage Insurance Policy or LPMI Policy:  A policy of mortgage guaranty insurance issued by an insurer which meets the requirements of Fannie Mae and Freddie Mac in which the owner or servicer of the Mortgage Loan is responsible for the premiums associated with such mortgage insurance policy.

Lifetime Rate Cap:  With respect to each Adjustable-Rate Mortgage Loan, the provision of the related Mortgage Note that provides for an absolute maximum Mortgage Interest Rate thereunder.  The Mortgage Interest Rate during the terms of each Adjustable-Rate Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such

Adjustable-Rate Mortgage Loan by more than the amount per annum set forth on the Mortgage Loan Schedule.

Liquidation Fee:  With respect to each sale of an REO Property or a Mortgaged Property through a foreclosure sale, or each full or discounted payoff accepted by the Servicer in satisfaction of a defaulted Mortgage Loan, the Liquidation Fee as set forth in Exhibit 9.

Liquidation Proceeds:  Amounts, other than Condemnation Proceeds and Insurance Proceeds, received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan, other than amounts received following the acquisition of an REO Property pursuant to Section 4.15 and prior to such liquidation.

Liquidity Reserve:  As defined in Section 4.17.

Liquidity Reserve Account:  The separate trust account or accounts to be created and maintained under the circumstances described in Section 4.17.

Litigation Reserve:  As defined in Section 4.17.

Litigation Reserve Account:  The separate trust account or accounts to be created and maintained under the circumstances described in Section 4.17.

Loan-to-Value Ratio or LTV:  With respect to any First Lien Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of such First Lien Mortgage Loan to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination or (b) if such First Lien Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of such Mortgaged Property.

Management Agreement:  The Second Amended and Restated Management Agreement dated as of September 12, 2016 by and among PennyMac Mortgage Investment Trust, PennyMac Operating Partnership, L.P. and PNMAC Capital Management, LLC, as such agreement may be amended from time to time.

MERS:  Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS Mortgage Loan:  Any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Mortgage Note and which is identified as a MERS Mortgage Loan on the related Mortgage Loan Schedule.

MERS® System:  The system of recording transfers of mortgages electronically maintained by MERS.

MOM Loan:  Any Mortgage Loan as to which MERS acts as the mortgagee of record of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

Monthly Payment:  The scheduled monthly payment of principal and interest on a Mortgage Loan.

Moody’s:  Moody’s Investors Service, Inc., and any successor thereto.

Mortgage:  The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first or second lien, as applicable, on an unsubordinated estate in fee simple in real property securing such Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first or second lien, as applicable, upon a leasehold estate of the Mortgagor.

Mortgage File:  The items pertaining to a particular Mortgage Loan referred to as the Mortgage File in Exhibit 7 annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy:  A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate:  With respect to each Mortgage Loan, the annual rate of interest borne on the related Mortgage Note.

Mortgage Loan:  An individual mortgage loan to be serviced pursuant to this Agreement, as identified on the Mortgage Loan Schedule, which mortgage loan shall be an Eligible Mortgage Loan and includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such mortgage loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents:  The documents listed on Exhibit 7 attached hereto pertaining to any Mortgage Loan.

Mortgage Loan Remittance Rate:  With respect to each Mortgage Loan, the annual rate of interest remitted to the Owner (or as otherwise directed in writing by the Owner), which shall be equal to the related Mortgage Interest Rate.

Mortgage Loan Schedule:  The schedule of Mortgage Loans in the form attached as a schedule to the Notice of Inbound Transfer, to be delivered from time to time by the Owner to the Servicer, which schedule shall include, but not be limited to, the following information with respect to each Mortgage Loan (or such lesser information as the Service Provider may determine in its reasonable discretion):

(1)	the name of the Seller and the Seller’s Mortgage Loan identifying number;

(2)	the Mortgagor’s name;
(3)	the street address of the Mortgaged Property including the city, state and ZIP code;
(4)	a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property;
(5)

the number and type of residential units constituting the Mortgaged Property (i.e., a one-family residence, a two- to four-family residence, a unit in a condominium project or a unit in a planned unit development);

(6)

the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(7)	the LTV at origination in the case of a First Lien Mortgage Loan;
(8)	the CLTV at origination in the case of a Second Lien Mortgage Loan;
(9)	the Mortgage Interest Rate as of the related Cut-off Date;
(10)	the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date;
(11)	the stated maturity date;
(12)	the amount of the Monthly Payment as of the related Cut-off Date;
(13)	the last payment date on which a Monthly Payment was actually applied to pay interest and the outstanding principal balance;
(14)	the original principal amount of the Mortgage Loan;
(15)	the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the related Cut-off Date;
(16)	in the case of an Adjustable-Rate Mortgage Loan, the next Interest Rate Adjustment Date;
(17)	in the case of an Adjustable-Rate Mortgage Loan, the Gross Margin;
(18)	in the case of an Adjustable-Rate Mortgage Loan, the Lifetime Rate Cap under the terms of the Mortgage Note;
(19)	in the case of an Adjustable-Rate Mortgage Loan, a code indicating the type of Index;
(20)	in the case of an Adjustable-Rate Mortgage Loan, the Periodic Rate Cap under the terms of the Mortgage Note;
(21)	in the case of an Adjustable-Rate Mortgage Loan, the Periodic Rate Floor under the terms of the Mortgage Note;

(22)	the type of Mortgage Loan (i.e., Fixed-Rate, Adjustable-Rate, First Lien, Second Lien);
(23)	a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance);
(24)	a code indicating the related documentation program (i.e. full, alternative or reduced);
(25)	the loan credit classification (as described in the related Underwriting Guidelines);
(26)	whether the Mortgage Loan provides for a Prepayment Penalty;
(27)	the Prepayment Penalty period of the Mortgage Loan, if applicable;
(28)	a description of the Prepayment Penalty, if applicable;
(29)	the Mortgage Interest Rate as of origination;
(30)	the credit risk score (FICO score) of the related Mortgagor at origination;
(31)	the date of origination;
(32)	in the case of an Adjustable-Rate Mortgage Loan, the Mortgage Interest Rate adjustment period;
(33)	in the case of an Adjustable-Rate Mortgage Loan, the Mortgage Interest Rate adjustment percentage;
(34)	in the case of an Adjustable-Rate Mortgage Loan, the Mortgage Interest Rate floor;
(35)	the Mortgage Interest Rate calculation method (i.e., 30/360, simple interest, other);
(36)	a code indicating whether the Mortgage Loan is assumable;
(37)	a code indicating whether the Mortgage Loan has been modified;
(38)	the one year payment history;
(39)	the Due Date for the first Monthly Payment;
(40)	the original Monthly Payment due;
(41)	with respect to the related Mortgagor, the debt-to-income ratio;
(42)	the Appraised Value of the Mortgaged Property;
(43)	the sales price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property;
(44)	the MERS identification number;
(45)

a code indicating whether the Mortgage Loan has borrower paid, lender paid or deep primary mortgage insurance coverage and, if so, (i) the insurer’s name, (ii) the policy or certification number, (iii) the premium rate and (iv) the coverage percentage;

(46)	in the case of a Second Lien Mortgage Loan, the outstanding principal balance of the superior lien;
(47)	a code indicating whether the Mortgage Loan is a HOEPA Loan;
(48)	a code indicating whether the Mortgage Loan is a High Cost Loan;
(49)	a code indicating whether the Mortgage Loan is a subject to a buydown;
(50)	flood zone and flood insurance coverage information with respect to the Mortgage Loan (to the extent known by the Owner);
(51)	whether the Mortgage Loan is subject to a repurchase agreement;
(52)	if the Mortgage Loan is subject to a repurchase agreement, the name of the counterparty; and
(53)	in the case of a negative amortization Mortgage Loan, the next payment adjustment date and the maximum negative amortization.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date:

(a)	the number of Mortgage Loans;
(b)	the current aggregate outstanding principal balance of the Mortgage Loans;
(c)	the weighted average Mortgage Interest Rate of the Mortgage Loans; and
(d)	the weighted average maturity of the Mortgage Loans.

Mortgage Note:  The note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan secured by a Mortgage.

Mortgaged Property:  The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

Mortgagor:  The obligor on a Mortgage Note.

MSR Recapture Agreement:  The Amended and Restated MSR Recapture Agreement, dated as of September 12. 2016, by and between the Servicer and PennyMac Corp.

Non-Agency Mortgage Loan:  A Mortgage Loan that is not an Agency Mortgage Loan.

Nonrecoverable Advance:  Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property which, in the good faith judgment of the Servicer, will not or, in the case of a proposed advance, would not, be ultimately recoverable from related Insurance Proceeds, Liquidation Proceeds or otherwise from such Mortgage Loan or REO Property.

Notice of Inbound Transfer:  A notice in the form mutually agreed upon by the Owner and the Servicer prior to a pending transfer whereby the Owner notifies the Servicer of the addition of the Mortgage Loans specified therein to the coverage of this Agreement.

Officer’s Certificate:  A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or a President or Vice President or the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered to the Owner.

Opinion of Counsel:  A written opinion of counsel, who may be counsel for the Servicer, reasonably acceptable to the Owner; provided, however, that any Opinion of Counsel relating to the qualification of any account required to be maintained pursuant to this Agreement at a Qualified Depository must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Servicer, (ii) does not have any material direct or indirect financial interest in the related Servicer or is an Affiliate of either of them and (iii) is not connected with the Servicer as an officer, employee, director or person performing similar functions.

Originator:  With respect to a Mortgage Loan, the originator of such Mortgage Loan.

Other Fees:  With respect to each Mortgage Loan, those fees set forth in Exhibit 9 for the specific services described therein.

Outbound Transfer Date:  With respect to a Mortgage Loan, the date on which the physical servicing of such Mortgage Loan is transferred from the Servicer pursuant to this Agreement to a successor servicer.

Outstanding Owner Servicing Advances:  As defined in Section 4.28(f).

P&I Advance:  Payments of principal and interest advanced by Servicer to a third party owner of a Mortgage Loan, including those Mortgage Loans in any pool created pursuant to the terms of the applicable Guide or the terms of any Whole Loan Transfer, Private Securitization Transaction or Public Securitization Transaction, and any amounts required to be advanced due to negative amortization or Interest Shortfall due such owner upon the payoff or Principal Prepayment of a Mortgage Loan.  Such P&I Advance shall be the sole responsibility of the Owner.

Parent:  As defined in Section 13.14.

Payment Clearing Account:  The account established and maintained pursuant to the second paragraph of Section 4.03.

PennyMac Property Preservation Program:  The proprietary property preservation programs designed by PNMAC Capital Management, LLC to modify and enhance the value of Mortgage Loans or mitigate losses to Mortgage Loans, as amended from time to time, and presented to the Servicer by the program technology and other documentation administered and provided by the PennyMac REIT Manager.

PennyMac REIT:  PennyMac Mortgage Investment Trust, a Maryland real estate investment trust, or any successor thereto.

PennyMac REIT Manager:  PNMAC Capital Management, LLC, a Delaware limited liability company, or any successor thereto.

Periodic Rate Cap:  With respect to each Adjustable-Rate Mortgage Loan, the provision of the Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate specified therein may increase on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

Periodic Rate Floor:  With respect to each Adjustable-Rate Mortgage Loan, the provision of the related Mortgage Note which provides for an absolute maximum amount by which the related Mortgage Interest Rate may decrease on an Interest Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

Person:  Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

PMI Policy:  A policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

Prepayment Penalty:  Any prepayment premium, penalty or charge collected by the Servicer with respect to a Mortgage Loan from a Mortgagor in connection with any Principal Prepayment pursuant to the terms of such Mortgage Loan.

Prime Rate:  The prime rate in effect from time to time as published as the average rate in The Wall Street Journal (West Coast edition).

Principal Prepayment:  Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Private Securitization Transaction:  Any transaction involving either (1) a sale of some or all of the Mortgage Loans directly or indirectly to an entity that issues privately offered, rated mortgage-backed securities or (2) an entity that issues privately offered, rated securities, the payments of which are determined primarily by reference to one or more portfolios of mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Public Securitization Transaction:  Any transaction subject to Regulation AB involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered, rated mortgage-backed securities or (2) an issuance of publicly offered, rated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Purchase Agreement:  The agreement pursuant to which the Owner purchased Mortgage Loans from the related Seller, if applicable.

Qualified Depository:  Either (i) an account or accounts maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the short-term unsecured debt obligations of such holding company of which) are rated A-2 by S&P or Prime-2 by Moody’s (or a comparable rating if another Rating Agency is specified by the Owner by written notice to the Servicer) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

Qualified Insurer:  Any insurer which meets the requirements of Fannie Mae and Freddie Mac.

Rating Agency:  Any credit rating agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, in the residential mortgage asset class and is designated by the Owner, or any successor to such organization.

Reconstitution:  As defined in Section 12.01.

Reconstitution Date:  As defined in Section 12.01.

Refinanced Mortgage Loan:  A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

Regulation AB:  Subpart 22.1100-Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-22.1123, as amended, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,631 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time as of an applicable date of determination.

Remittance Date:  With respect to each Mortgage Loan, not later than the last Business Day of the month following the month in which payments in respect of such Mortgage Loan are received and credited.

REO Property:  A Mortgaged Property acquired by the Servicer on behalf of the Owner through foreclosure or by deed in lieu of foreclosure, as described in Section 4.15.

REO Property Management Fee: With respect to any REO Property rented by Servicer for the benefit of Owner as part of Servicer’s management thereof, the REO Property Management Fee as set forth in Exhibit 9.

REO Property Rental Fee: With respect to any REO Property rented by Servicer for the benefit of Owner as part of Servicer’s management thereof, the REO Property Rental Fee as set forth in Exhibit 9.

RESPA:  Real Estate Settlement Procedures Act, as amended from time to time.

S&P:  Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

Second Lien Mortgage Loan:  A Mortgage Loan secured by a Mortgage in second lien position on the related Mortgaged Property.

Seller:  With respect to each Mortgage Loan, the Seller set forth in the related Mortgage Loan Schedule, if applicable.

Service Release Fee:  With respect to each Mortgage Loan, the fee set forth in Exhibit 9 hereto payable by the Owner to the Servicer upon the release of such Mortgage Loan from the Servicer’s loan administration system; provided, however, that no such fee shall be payable by the Owner if the Mortgage Loan or the servicing thereof is transferred (i) to the Servicer or an Affiliate of the Servicer or (ii) pursuant to an Event of Default.

Servicer: PennyMac Loan Services, LLC or its successor in interest or any permitted assignee or designee of under this Agreement as herein provided and as provided in Section 8.02.  Unless the context requires otherwise, all references to “Servicer” in this Agreement shall be deemed to include such Servicer’s successors in interest or permitted assignees or designees. Further, it is expressly understood by Owner and Servicer that, with respect to any Agency Mortgage Loan serviced hereunder, (i) the Servicer is acting solely in the capacity of a subservicer and has no right or interest in or to the related Servicing Rights, and (ii) any references to the Inbound Transfer Date or the Outbound Transfer Date, or any “transfer” of servicing in connection therewith, relates only to the date on which the Servicer commences or terminates its subservicing of such Agency Mortgage Loan and does not reflect, suggest or entail any actual transfer of the related Servicing Rights or servicing responsibilities (as opposed to the physical servicing activities).

Servicer Employees:  As defined in Section 4.12.

Servicer Information:  As defined in Section 12.01(b)(ii)(A).

Servicing Advances:  All customary, reasonable and necessary “out‑of‑pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred (regardless if any such advance is not, in the reasonable determination of the Servicer, a Nonrecoverable Advance when made but, thereafter, becomes a Nonrecoverable Advance) in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property or REO Property, (b) any fees relating to any enforcement or judicial proceedings, excluding foreclosures, (c) amounts advanced to correct defaults on any mortgage loan which is senior to the Mortgage Loan and amounts advanced to keep current or pay off a mortgage loan that is senior to the Mortgage Loan, (d) any appraisals, valuations, broker price opinions, inspections, or environmental assessments, (e) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, (f) taxes, assessments, water rates, sewer rents, mortgage insurance premiums, fire and hazard insurance premiums, flood insurance premiums and other charges which are or may become a lien upon the Mortgaged Property, and (g) executing and recording instruments of satisfaction, deeds of reconveyance.

Servicing Criteria – The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as set forth on Exhibit 11 hereto.

Servicing Fee:  With respect to each Mortgage Loan, the monthly sum of (a) the applicable Base Servicing Fee, (b) if such Mortgage Loan is a Third Party Loan, the applicable Additional Servicing Fee and (c) if such Mortgage Loan is a Distressed Whole Loan, the applicable Supplemental Servicing Fee.  With respect to each newly boarded Mortgage Loan, boarded on or before the 15th day of month, the Servicer shall be entitled to receive the full monthly Servicing Fee for each newly boarded Mortgage Loan.  With respect to each newly boarded Mortgage Loan boarded after the 15th day of the month, the Servicer shall be entitled to one-half of the monthly Servicing Fee for each newly boarded Mortgage Loan.  With respect to each Mortgage Loan released from servicing, Servicer shall be entitled to receive the full monthly Servicing Fee irrespective of the applicable release date.

Servicing File:  With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals, if provided, or copies of all documents in the related Mortgage File which are not delivered to the Owner, its designee or the Custodian and copies of the related Mortgage Loan Documents.

Servicing Officer:  Any officer of the Servicer involved in or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers that is required to be furnished by the Servicer to the Owner, as such list may from time to time be amended.

Servicing Rights:  With respect to a Mortgage Loan, the right and obligation (and, with respect to any Agency Mortgage Loan, the indivisible, conditional and non-delegable right and obligation) to do any and all of the following:  (a) service and administer such Mortgage Loan; (b) collect any payments or monies payable or received for servicing such Mortgage Loan; (c) collect any late fees, assumption fees, penalties or similar payments with respect to such Mortgage Loan; (d) enforce the provisions of all agreements or documents creating, defining or evidencing any such servicing rights and all rights of the servicer thereunder, including, but not limited to, any clean-up calls and termination options; (e) collect and apply any escrow payments or other similar payments with respect to such Mortgage Loan; (f) control and maintain all accounts and other rights to payments related to any of the property described in the other clauses of this definition; (g) possess and use any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to such Mortgage Loan or pertaining to the past, present or prospective servicing of such Mortgage Loan; and (h) enforce any and all rights, powers and privileges incident to any of the foregoing, all in accordance with Accepted Servicing Practices.

Special Deposit Account:  An account which the Owner and the Servicer agree shall be a special deposit account for the benefit of the Owner under applicable law.

Subservicer:  Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement.

Supplemental Servicing Fee:  With respect to each Distressed Whole Loan, the Supplemental Servicing Fee set forth in or established pursuant to Exhibit 9 hereto.

Tax Service Contract:  A life of loan tax service contract maintained for a Mortgaged Property with a tax service provider for the purpose of obtaining current information from local taxing authorities relating to such Mortgaged Property.

Third Party Loan:  A Mortgage Loan (including any Correspondent Loan) owned by a third party investor and with respect to which Owner owns or has otherwise acquired the Servicing Rights relating thereto, and any Correspondent Loan held by Owner as a whole loan.

Underwriting Guidelines:  The underwriting guidelines of the applicable Originator, as identified or specified in the related Purchase Agreement, if applicable.

Whole Loan Transfer:  The sale or transfer by Owner of some or all of the Mortgage Loans in a whole loan or participation format other than a Private Securitization Transaction or a Public Securitization Transaction.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

ARTICLE II

CONTINUATION OF EXISTING SERVICING;
SERVICING OF ADDITIONAL MORTGAGE LOANS

Section 2.01	Servicing to Continue.

All mortgage loans that were being serviced by the Servicer under the Original Agreement immediately prior to the execution and delivery of this Agreement shall constitute Mortgage Loans serviced under this Agreement upon its execution and delivery.

Section 2.02	Addition of Mortgage Loans.

The Owner and the Servicer shall take the following actions with respect to each Mortgage Loan that the Owner desires to have serviced by the Servicer hereunder in order to effect the transfer of servicing to the Servicer on the related Inbound Transfer Date:

(a)Delivery of Mortgage Loan Data.  With respect to each pool of Mortgage Loans to be serviced under this Agreement, no later than thirty (30) calendar days prior to the Inbound Transfer Date (or as otherwise mutually agreed between the Owner and the Servicer), the Owner shall furnish or cause to be furnished to the Servicer complete and accurate Mortgage Loan data reflecting the status of payments, balances and other pertinent information necessary to service such Mortgage Loans including but not limited to: (i) master file; (ii) Adjustable-Rate Mortgage Loan master file; (iii) escrow file; (iv) tax and insurance payee file; (v) Adjustable-Rate Mortgage Loan history file; (vi) servicing activities; and (vii) any other pertinent information reasonably required by the Servicer.  Such information shall be provided to the Servicer in such electronic format as is mutually agreed upon by both parties.

(b)Delivery of Notification Letter. With respect to each pool of Mortgage Loans to be serviced under this Agreement, the Owner shall use its best efforts to deliver or cause to be delivered to the Servicer a Notice of Inbound Transfer for such Mortgage Loans not less than thirty (30) days prior to the related Inbound Transfer Date (or as otherwise mutually agreed between the Owner and the Servicer).  The Notice of Inbound Transfer shall include a statement of the related delinquency methodology to be used for the related Mortgage Loans as determined by the Owner.

(c)Delivery of Servicing and Other Files.  The Owner shall use its reasonable best efforts to provide Servicer with hard copies (or imaged copies if available) of the Servicing File with respect to each Mortgage Loan transferred to Servicer within fifteen (15) Business Days prior to the applicable Inbound Transfer Date (or as otherwise mutually agreed between the Owner and the Servicer).  The Owner shall use its reasonable best efforts to provide Servicer with hard copies (or imaged copies if available) of any default file with respect to each Mortgage Loan transferred to Servicer within five (5) Business Days of the applicable Inbound Transfer Date (or as otherwise mutually agreed between the Owner and the Servicer).  Any costs and expenses to deliver the aforementioned files shall be borne by the Owner.

(d)Notice to Mortgagors.  The Owner shall cause to be provided to each Mortgagor a “Notice of assignment, sale or transfer of servicing” to the Servicer.  Upon boarding of each Mortgage Loan originated by a third-party originator, the Servicer shall deliver to each related Mortgagor a “Welcome Letter” in accordance with RESPA and Accepted Servicing Practices.

(e)Transfer of Escrow Funds and Other Proceeds.  The Servicer shall use its best efforts to  transfer or cause to be transferred to a designated account, within one (1) Business Day and not later than three (3) Business Days following the Inbound Transfer Date by wire transfer, an amount equal to the sum of (i) Escrow Payments collected from each Mortgagor; and if applicable (ii) all undistributed insurance loss draft funds; (iii) all unapplied funds received by the Owner or any prior servicer; (iv) all unapplied interest on escrow balances accrued through the related Inbound Transfer Date; (v) all buydown funds held by the Owner or any prior servicer as of the related Inbound Transfer Date; and (vi) all other related amounts held by the respective owner of the Mortgage Loan or any prior servicer of such Mortgage Loan as of the related Inbound Transfer Date that the Owner or any prior servicer is not entitled to retain.  The Owner shall be responsible for any interest on escrow amounts held by the Owner prior to the related Inbound Transfer Date.  The Servicer shall be entitled to deduct from Servicer’s monthly remittance to the Owner any shortfalls in Escrow Payments that result from Owner’s failure to deliver any Escrow Payment in full to the Servicer.  To the extent the Custodial Account has insufficient funds to fully fund such shortfalls in the Escrow Payments plus all other amounts due to the Servicer as set forth in Section 5.01 herein, the Owner shall wire such shortfall amount to the Servicer promptly upon receipt of notice of such shortfalls from the Servicer.

(f)Outstanding Servicing Advances. The Servicer agrees to reimburse the prior servicer or the Owner, as applicable, within thirty (30) days following the related Inbound Transfer Date for all unreimbursed Servicing Advances made by the prior servicer or the Owner with respect to the Mortgage Loans as of such Inbound Transfer Date (the “Outstanding Owner Servicing Advances”) and for which the prior servicer or the Owner has provided to the Servicer reasonably detailed documentation evidencing such advances.  The Servicer shall have no obligation to board Outstanding Owner Servicing Advances or reimburse the prior servicer unless the Servicer has received reasonably detailed documentation allowing the Servicer to collect such advances from the Mortgagor.

Section 2.03	Closing Documents.

Simultaneously with the execution and delivery of this Agreement, the Servicer shall deliver to the Owner an Officer’s Certificate, in the form of Exhibit 6, with respect to the Servicer, including all attachments thereto.  If requested by the Owner in connection with any Notice of Inbound Transfer, the Servicer shall deliver the following documents to or at the direction of the Owner:

1.	a copy of this Agreement;
2.

a Custodial Account Certification in the form of Exhibit 2, as required under Article IV, or a copy of any similar certification previously delivered under the Original Agreement or this Agreement; and

3.	an Escrow Account Certification in the form of Exhibit 4, as required under Article IV, or a copy of any similar certification previously delivered under the Original Agreement or this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

ARTICLE III

SERVICING OF AGENCY MORTGAGE LOANS

Section 3.01	Servicer to Act as Servicer of Agency Mortgage Loans.

The Servicer shall service and administer each Agency Mortgage Loan in accordance and shall otherwise comply in all respects with the related Guide, including the requirements of such Guide relating to the maintenance of custodial and escrow accounts, it being understood that any interest paid by the depository institution on funds deposited in any related custodial account or escrow account shall accrue to the benefit of the Owner. To the extent required by law, the Owner shall be responsible for interest on escrowed funds to the Mortgagor notwithstanding that such escrow account may be non interest bearing or that interest paid thereon is insufficient for such purposes.

Section 3.02	Guides Control.

In the event of any conflict between the other provisions of this Agreement, insofar as they may relate to any Agency Mortgage Loan, and the terms of the related Guide, the terms of such Guide shall control.

Section 3.03	Agency Rights.

The Servicer’s rights with respect to the Agency Mortgage Loans are subject and subordinate in all respects to all rights, powers and prerogatives of the applicable Agency under the Applicable Guide, at law and in equity, including without limitation an Agency’s right to suspend or terminate the Owner’s Servicing Rights (in whole or in part, and with or without cause) and to suspend or terminate the Owner as an approved seller/servicer or servicer (whether with or without cause) without recourse to an Agency whatsoever, such that the Servicer’s rights with respect to the Agency Mortgage Loans pursuant to this Agreement are subject to extinguishment at any time.

Section 3.04	Additional Agency Rights.

Owner’s execution and delivery of this Agreement constitutes Owner’s express written consent to permit any Agency, consistent with the applicable Guide, to have access to, or to have disclosed to it, or to receive copies of (i) any and all mortgage records pertaining to any Agency Mortgage Loans serviced by Owner for the applicable Agency and subserviced by Servicer; (ii) this Agreement; and (iii) any and all other records, documents, files, information and data maintained or held by Owner (or by others on Owner’s behalf), which an Agency considers necessary or desirable to determine or assess the correctness and completeness of the mortgage records pertaining to any Agency Mortgage Loans serviced by the Owner for the applicable Agency and subserviced by Servicer, to assure that Owner and Servicer are complying with the requirements of the applicable Guide.

Section 3.05	Limits on Subservicer’s Rights.

This Agreement does not include or convey to Servicer (i) the right to assume the role of Owner as an approved servicer of any Agency; (ii) the right to suspend or terminate Owner’s master servicing contracts with any Agency (in whole or in part, and with or without cause) or the right to suspend or terminate Owner as an approved Seller/Servicer or servicer of any Agency (whether with or without cause); (iii) the right to transfer the Servicing Rights relating to any Agency Mortgage Loan; or (iv) status as a third party beneficiary of any of the agreements between Owner and any Agency.

Section 3.06	Prevailing Party Rights.

In any legal action or proceeding to defend or enforce an Agency’s rights with respect to the Servicing Rights or such Agency’s rights as a third party beneficiary to this Agreement, the prevailing party shall be entitled to recover attorneys’ fees and costs.

Section 3.07	Investor Reports.

Owner and Servicer shall each provide to each Agency, at such address as such Agency may from time to time designate, on or before the twentieth (20th) day (or if such day is not a Business Day, as defined in the applicable Guide, then the next succeeding Business Day) of each calendar month, a written report containing (i) any notice of default or event of default under this Agreement, received or sent by Owner or Servicer, respectively, (ii) any notice of an act, event or circumstance indicating that with the passage of time, without cure of such act, event or circumstance, there would be an event of default, received or sent by Owner or Servicer, respectively, and (iii) such other information or documents that an Agency may request with respect to this Agreement or the related Agency Mortgage Loans, all in form and substance acceptable to such Agency, to the extent that such other information or documents may be requested of other servicers and subservicers. An Agency’s determinations with respect to this Section 3.07 shall be made in its sole and absolute discretion.

Section 3.08	Limitation of Claims.

Servicer may only make any claims against an Agency, arising out of or relating to this Agreement or the Agency Mortgage Loans, through Owner.

Section 3.09	No Interest in Servicing Rights.

Servicer acknowledges and agrees that it has no interest in the Servicing Rights or in any agreements between Owner and an Agency.

Section 3.10	Joint and Several Liability.

Owner and Servicer shall jointly and severally indemnify, defend and hold harmless each Agency from and against any losses, damages or expenses arising out of or relating to Servicer’s fraud, willful misconduct or negligent acts or omissions in connection with its subservicing of the related Agency Mortgage Loans pursuant to this Agreement; provided, however, that it is expressly understood and agreed that Servicer shall not be liable to any

Agency for any such losses, damages or expenses in connection with either (i) the origination of any related Agency Mortgage Loan, or (ii) the servicing of any Agency Mortgage Loan other than during the period Servicer is or was obligated to service such Agency Mortgage Loan pursuant to this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

ARTICLE IV

SERVICING OF NON-AGENCY MORTGAGE LOANS

Section 4.01	Servicer to Act as Servicer of Non-Agency Mortgage Loans.

The Servicer shall service the Non-Agency Mortgage Loans in accordance with the provisions of this Agreement and its obligations in respect of the Mortgage Loans shall be limited to those set forth in this Agreement.  To the extent set forth in and subject to the terms of the Delegation of Authority Matrix attached as Exhibit 10 hereto, the Owner hereby delegates authority to the Servicer to carry out the Servicer’s servicing and administration duties with respect to the Non-Agency Mortgage Loans without obtaining the Owner’s prior written approval.

Consistent with the terms of this Agreement, the PennyMac Property Preservation Program, and Accepted Servicing Practices, the Servicer may, with respect to a Non-Agency Mortgage Loan, (i) waive any late payment charge or, if applicable, any penalty interest, or (ii) extend the due dates for the Monthly Payments due on a Mortgage Note, or waive, in whole or in part, a Prepayment Penalty.  Unless in compliance with the PennyMac Property Preservation Program, the terms of any Non-Agency Mortgage Loan may only be modified, varied or forgiven with the prior written consent of the Owner while the Non-Agency Mortgage Loan remains outstanding.  The Servicer’s analysis supporting any forbearance and the conclusion that any forbearance meets the standards of this section shall be reflected in writing or electronically in the Servicing File.  The Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and the Owner, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Non-Agency Mortgage Loans and with respect to the Mortgaged Properties.  If reasonably required by the Servicer, the Owner shall furnish the Servicer with a fully executed Power of Attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement with respect to the Non-Agency Mortgage Loans.  With respect to the Non-Agency Mortgage Loans, the Servicer may request the consent of the Owner in writing by certified mail, overnight courier or such other means as may be agreed to by the parties to a course of action that the Servicer proposes to take under this Agreement.  Unless the Owner shall give written notice to the Servicer that it objects to any such recommended course of action within ten (10) Business Days immediately following the day on which the Owner received the Servicer’s written consent request (together with its recommended course of action and relevant supporting documentation), the Owner shall be deemed to have consented to such recommended course of action, and Servicer may take the action recommended to the Owner, unless the Servicer determines, in its reasonable discretion, that such action is no longer prudent or applicable and the Servicer notifies the Owner of such decision not to act.  In the event that the Owner shall object to the Servicer’s recommended course of action, Servicer shall take such action as is required by the Owner, and the Servicer shall have no liability therefor if it is not negligent in performing such action.  Further, to the extent the Servicer has provided the Owner with reasonably timely notice, the Owner shall indemnify and hold harmless the Servicer from and against any penalty, fine or damages that may result from the Owner’s decision to wait for any period of time up to ten (10) Business Days before providing Servicer with direction as to the course of action to be taken as permitted in the second immediately preceding sentence.  In addition, except in accordance with the PennyMac Property Preservation Program, notwithstanding the foregoing, the Servicer may not waive any Prepayment Penalty or portion thereof required by the terms of the related Mortgage Note unless (i) the Servicer determines that such waiver would maximize recovery of Liquidation Proceeds for such Non-Agency Mortgage Loan, taking into account the value of such Prepayment Penalty and such Non-Agency Mortgage Loan, and the waiver of such Prepayment Penalty is standard and customary in servicing similar Non-Agency Mortgage Loans (including the waiver of a Prepayment Penalty in connection with a refinancing of the Mortgage Loan related to a default or a reasonably foreseeable default) or (ii) the enforceability thereof is limited (1) by bankruptcy, insolvency, moratorium, receivership or other similar laws relating to creditor’s rights or (2) due to acceleration in connection with a foreclosure or other involuntary payment, or (iii) in the Servicer’s reasonable judgment, (1) the waiver of such prepayment penalty relates to a default or a reasonably foreseeable default, (2) such waiver would maximize recovery of total proceeds taking into account the value of such Prepayment Penalty and such Mortgage Loan and (3) such waiver is standard and customary in servicing similar mortgage loans similar to such Non-Agency Mortgage Loan (including any waiver of a prepayment penalty in connection with a refinancing of a Non-Agency Mortgage Loan that is related to a default or a reasonably foreseeable default). In no event will the Servicer waive a Prepayment Penalty in connection with a refinancing of a Non-Agency Mortgage Loan that is not related to a default or a reasonably foreseeable default.  In servicing and administering the Non-Agency Mortgage Loans, the Servicer shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, where such procedures do not conflict with the requirements of this Agreement, and the Owner’s reliance on the Servicer.  In addition, the Servicer shall retain adequate personnel to effect such servicing and administration of the Non-Agency Mortgage Loans.  Servicer shall have no obligation to collect a Prepayment Penalty with respect to a Non-Agency Mortgage Loan unless the Servicer is provided with such information electronically; provided, however, that the Servicer shall compare the Notice of Inbound Transfer provided by the Owner and any electronic data regarding the Non-Agency Mortgage Loans provided by the previous servicer of such Non-Agency Mortgage Loans and provide the Owner with prompt written notice of any discrepancies with respect to information regarding Prepayment Penalties.

The Owner may sell and transfer, in whole or in part, some or all of the Non-Agency Mortgage Loans at any time and from time to time (including, without limitation, in connection with a Private Securitization Transaction or a Public Securitization Transaction). Upon such execution, the Servicer shall mark its books and records to reflect the ownership of the Non-Agency Mortgage Loans by such transferee.

The Servicer shall notify MERS of the ownership interest of Owner in each MOM Loan.  At any time during the term of this Agreement, Owner may direct the Servicer to cause any MOM Loan to be deactivated from the MERS System.

The Servicing File maintained by the Servicer pursuant to this Agreement shall be appropriately marked and identified in the Servicer’s computer system to clearly reflect the ownership of the related Non-Agency Mortgage Loan by the Owner.  The Servicer shall release from its custody the contents of any Servicing File maintained by it only in accordance with this Agreement.

The Servicer shall be responsible for the actions of any vendors which the Servicer utilizes to carry out its obligations hereunder.  The Owner shall promptly reimburse the Servicer for any fees paid to such vendors by the Servicer.

The Servicer shall maintain adequate capacity to service the Non-Agency Mortgage Loans, as well as other mortgage loans that it may service (including mortgage loans held by other entities managed by the PennyMac REIT Manager or any of its Affiliates).

Section 4.02	Liquidation of Mortgage Loans.

In the event that any payment due under any Non-Agency Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Non-Agency Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as the Servicer shall determine reasonably to be in the best interest of the Owner in accordance with Accepted Servicing Practices.  In the event that any payment due under any Non-Agency Mortgage Loan is not postponed pursuant to Section 4.01 and remains delinquent for a period of ninety (90) days or any other default continues for a period of ninety (90) days beyond the expiration of any grace or cure period (or such other period as is required by law in the jurisdiction where the related Mortgaged Property is located) or earlier as determined by the Servicer, the Servicer is granted authority to effect Foreclosure Commencement in accordance with and subject to Exhibit 10 hereto and Accepted Servicing Practices.  In such connection, the Servicer shall, acting in accordance with Accepted Servicing Practices, advance on behalf of the Owner such funds as are necessary and proper in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property securing a Non-Agency Mortgage Loan. Notwithstanding anything herein to the contrary, no Servicing Advance shall be required to be made hereunder with respect to a Non-Agency Mortgage Loan if such Servicing Advance would, if made, constitute a Nonrecoverable Advance.  The determination by the Servicer that it has made a Nonrecoverable Advance with respect to a Non-Agency Mortgage Loan or that any proposed Servicing Advance with respect to a Non-Agency Mortgage Loan would constitute a Nonrecoverable Advance shall be evidenced by an Officers’ Certificate of the Servicer, delivered to the Owner, which details the reasons for such determination.

The Servicer acknowledges and agrees that it shall take and initiate any legal actions with respect to any with respect to a Non-Agency Mortgage Loans and related REO Properties, including, without limitation, any foreclosure actions, acceptance of deeds in lieu of foreclosure, and any collection actions with respect to such Non-Agency Mortgage Loans or related REO Properties on behalf of the Owner, but only in the name of the Servicer or its nominee and without reference to the Owner.  Except as otherwise required by law or with the consent of the Owner, under no circumstances shall any such action be taken in the name of, or with any reference to, the Owner.  The Servicer shall provide prior written notice to the Owner, if the Servicer is required by applicable law to take any legal actions with respect to the Non-Agency Mortgage Loans or related REO Properties in the name of, or with reference to, the Owner.

Section 4.03	Collection of Mortgage Loan Payments; Payment Clearing Account.

Continuously from the related Inbound Transfer Date until the principal and interest on all Mortgage Loans are paid in full (unless otherwise provided herein), the Servicer shall proceed diligently to collect all payments due under each of the Non-Agency Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments, to the extent applicable, and all other charges that will become due and payable with respect to the Non-Agency Mortgage Loans and each related Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.  Notwithstanding anything herein to the contrary, with respect to the Non-Agency Mortgage Loans, the Servicer shall not be required to institute or join in litigation with respect to collection of any payment (whether under a Mortgage, Mortgage Note, PMI Policy or otherwise or against any public or governmental authority with respect to a taking or condemnation) if in its reasonable judgment it believes that it will be unable to enforce the provision of the Mortgage or other instrument pursuant to which payment is required.  Further, the Servicer shall take special care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, flood insurance premiums, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

The Servicer shall establish and maintain a Payment Clearing Account into which it shall deposit on a daily basis all payments received in respect of mortgage loans serviced by the Servicer (whether or not serviced pursuant to this Agreement).  Not later than the second Business Day following the receipt of a payment in respect of a Non-Agency Mortgage Loan subject to this Agreement, the Servicer shall withdraw the amount of such payment from the Payment Clearing Account and shall immediately deposit (1) in the Custodial Account, the portion of such payment required to be deposited therein pursuant to Section 4.04, and (2) in the Escrow Account, the portion of such payment required to be deposited therein pursuant to Section 4.06.

Section 4.04	Establishment of and Deposits to Custodial Account.

The Servicer shall establish one or more Custodial Accounts, in the form of time deposit or demand accounts titled in the name of “PNMAC Loan Svc LLC ITF [description of applicable owners or investors]” or titled in another reasonable manner indicating that such account is held in a custodial capacity.  Each Custodial Account shall be established with a Qualified Depository acceptable to the Owner as a Special Deposit Account.  Any funds deposited in the Custodial Account shall at all times be fully insured to the full extent permitted by the FDIC and any amounts therein may be invested in Eligible Investments.  The creation of any Custodial Account shall be evidenced by a certification in the form of Exhibit 2 hereto, in the case of an account established with the Servicer (provided the Servicer qualifies as a Qualified Depository).  A copy of such certification or letter agreement shall be furnished to the Owner upon request.  The Servicer shall segregate and hold all funds in the Custodial Account separate and apart from the Servicer’s own funds and general assets.

With respect to the Non-Agency Mortgage Loans, the Servicer shall deposit in the Custodial Account and retain therein the following collections received by the Servicer, together with any payments made by the Servicer subsequent to the Inbound Transfer Date pursuant to this Agreement:

(i)all payments on account of principal on such Mortgage Loans, including all Principal Prepayments;

(ii)all payments on account of interest on the related Mortgage adjusted to the Mortgage Loan Remittance Rate;

(iii)all related Liquidation Proceeds and any amount received with respect to the related REO Property;

(iv)all related Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property or released to the related Mortgagor in accordance with Section 4.14), and Section 4.11;

(v)all Condemnation Proceeds affecting any related Mortgaged Property that are not applied to the restoration or repair of the related Mortgaged Property or released to the related Mortgagor in accordance with Section 4.14;

(vi)any amount required to be deposited in the Custodial Account pursuant to Section 4.15 or 4.19;

(vii)any Prepayment Penalties received with respect to any Non-Agency Mortgage Loan; and

(viii)any amounts required to be deposited by the Servicer pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy.  Such deposit shall be made from Servicer’s own funds, without reimbursement therefor.

The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, Ancillary Income and Prepayment Penalties need not be deposited by the Servicer into the Custodial Account.  Any interest paid by the depository institution on funds deposited in the Custodial Account and relating to any Distressed Whole Loan shall accrue to the benefit of the Servicer and the Servicer may retain any such interest.

Section 4.05	Permitted Withdrawals From Custodial Account.

Subject to Section 5.01, the Servicer shall be entitled to withdraw funds from the Custodial Account for the following purposes:

(i)to make payments to the Owner (or as otherwise directed by the Owner in writing) in the amounts and in the manner provided in Section 5.01;

(ii)to fund any Liquidity Reserve Account or any Litigation Reserve Account as and to the extent required by Section 4.17;

(iii)following the liquidation of a Non-Agency Mortgage Loan, to reimburse itself for (a) any unpaid Servicing Advances to the extent recoverable from Liquidation Proceeds, Insurance Proceeds or other amounts received with respect to the related Non-Agency Mortgage Loan plus (b) related unreimbursed Nonrecoverable Advances made by the Servicer in accordance with this Agreement;

(iv)to invest funds in Eligible Investments in accordance with Section 4.09;

(v)to withdraw funds deposited in the Custodial Account in error;

(vi)to pay to itself any interest earned on funds deposited in the Custodial Account and relating to any Distressed Whole Loan (all such interest to be withdrawn monthly not later than each Remittance Date); and

(vii)to clear and terminate the Custodial Account upon the termination of the Servicing Agreement.

The Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Custodial Account pursuant to subclause (iii) above.

Section 4.06	Establishment of and Deposits to Escrow Account.

The Servicer shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts titled in the name of “PNMAC Loan Svc LLC ttee and/or bailee for [description of applicable owners or investors]” or titled in another reasonable manner indicating that such account is held in a custodial capacity.  Each Escrow Account shall be established with a Qualified Depository as a Special Deposit Account.  Funds deposited in the Escrow Accounts may be drawn on by the Servicer in accordance with Section 4.07.  The creation of any Escrow Account shall be evidenced by a certification in the form of Exhibit 4 hereto, in the case of an account established with the Servicer (provided the Servicer qualifies as a Qualified Depository).  A copy of such certification shall be furnished to the Owner on or prior to the execution of this Agreement.  The Servicer shall segregate and hold all funds in any Escrow Account separate and apart from the Servicer’s own funds and general assets.

With respect to the Non-Agency Mortgage Loans, the Servicer shall deposit in the Escrow Account or Accounts and retain therein the following collections received by the Servicer:

(i)all related Escrow Payments collected on account of the Non-Agency Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;  and

(ii)all amounts representing related Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any related Mortgaged Property.

The Servicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 4.07.  Any interest paid on funds deposited in the Escrow Account by the depository institution and relating to any Distressed Whole Loan shall accrue to the benefit of the Servicer.  To the extent required by law, the Servicer shall be responsible to pay from its own funds interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07	Permitted Withdrawals From Escrow Account.

With respect to the Non-Agency Mortgage Loans, withdrawals from the Escrow Account or Accounts may be made by the Servicer only:

(i)to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, flood insurance, fire and hazard insurance, premiums or other items constituting related Escrow Payments for the related Mortgage;

(ii)to reimburse the Servicer for any Servicing Advance made by the Servicer pursuant to Section 4.08 with respect to a Non-Agency Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii)to refund to any related Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan or applicable federal or state law or judicial or administrative ruling;

(iv)for transfer to the Custodial Account in accordance with the terms of the related Mortgage and Mortgage Note or this Agreement;

(v)for application to restoration or repair of the related Mortgaged Property in accordance with the procedures outlined in Section 4.14;

(vi)to pay the Servicer, or any Mortgagors to the extent required by law, any interest due on the funds deposited in the Escrow Account and relating to any Distressed Whole Loan or to pay the Owner, or any Mortgagors to the extent required by law, any interest paid on the funds deposited in the Escrow Account and relating to any Mortgage Loan other than a Distressed Whole Loan;

(vii)to reimburse itself for any amounts deposited in the Escrow Account in error; and

(viii)to clear and terminate the Escrow Account on the termination of this Agreement.

Section 4.08	Payment of Taxes, Insurance and Other Charges.

With respect to each Non-Agency Mortgage Loan that is a First Lien Mortgage Loan requiring Escrow Payments to be made by the related Mortgagor, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums, flood insurance, and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the related Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the related Mortgage.

To the extent that any Non-Agency Mortgage Loan is a First Lien Mortgage Loan that does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the related Mortgagor when due.  With respect to each Non-Agency Mortgage Loan that is a First Lien Mortgage Loan requiring Escrow Payments to be made by the related Mortgagor, subject to Accepted Servicing Practices, the Servicer assumes full responsibility for the payment of all such bills and shall effect payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances from its own funds to effect such payments within the time period required to avoid penalties and interest and  avoid the loss of the related Mortgaged Property by foreclosure from a tax or other lien. Notwithstanding the foregoing, if Servicer reasonably determines that such Servicing Advance would be a Nonrecoverable Advance, Servicer shall have no obligation to make such Servicing Advance.  Solely with respect to Non-Agency Mortgage Loans that require Escrow Payments, if Servicer fails to make a Servicing Advance with respect to any payment prior to the date on which late payment penalties or costs related to protecting the lien accrue, the Servicer shall pay any such penalties or costs which accrued.

Section 4.09	Protection of Accounts.

The Servicer may transfer the Custodial Account, the Escrow Account, any Liquidity Reserve Account or any Litigation Reserve Account to a different Qualified Depository from time to time.  Such transfer shall be made only upon obtaining consent of the Owner, which shall not be unreasonably withheld.  The Servicer shall notify the Owner in writing of any such transfer fifteen (15) Business Days prior to such transfer.

Amounts on deposit in the Custodial Account, the Escrow Account, any Liquidity Reserve Account or any Litigation Reserve Account may at the option of the Servicer be invested in Eligible Investments.  Any such Eligible Investment shall mature no later than one day prior to the Remittance Date in each month; provided, however, that if such Eligible Investment is an obligation of a Qualified Depository (other than the Servicer) that maintains the Custodial Account, the Escrow Account, any Liquidity Reserve Account or any Litigation Reserve Account, then such Eligible Investment may mature on the related Remittance Date.  Any such Eligible Investment shall be made in the name of the Servicer in trust for the benefit of the Owner.  All income on or gain realized from any such Eligible Investment shall be for the benefit of the Servicer and may be withdrawn at any time by the Servicer.  Any losses incurred in respect of any such investment shall be deposited in the Custodial Account, the Escrow Account, any Liquidity Reserve Account or any Litigation Reserve Account, by the Servicer out of its own funds immediately as realized with no right to reimbursement.

Section 4.10	Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Non-Agency Mortgage Loan that is a First Lien Mortgage Loan, hazard insurance (with extended coverage as is customary in the area where the Mortgaged Property is located) such that all buildings upon the related Mortgaged Property are insured by a generally acceptable insurer acceptable under the Fannie Mae Guides against loss by fire, hazards of extended coverage and such other hazards as are required to be insured pursuant to the Fannie Mae Guides, in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of such Mortgage Loan or (b) an amount such that the proceeds thereof shall be sufficient to prevent the related Mortgagor or the loss payee from becoming a co-insurer (or, in the case of any related REO Property, the fair market value of such REO Property).

With respect to the Non-Agency Mortgage Loans, if required by the National Flood Insurance Act of 1968 or Flood Disaster Prevention Act of 1973, as amended, each such Mortgage Loan is, and shall continue to be, covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier acceptable under the Fannie Mae Guides in an amount representing coverage not less than the least of (i) the aggregate unpaid principal balance of such Mortgage Loan (or, in the case of a related REO Property, the fair market value of such REO Property), (ii) maximum amount of insurance which is available under the National Flood Insurance Act of 1968 or Flood Disaster Prevention Act of 1973, as amended (regardless of whether the area in which such Mortgaged Property is located is participating in such program), or (iii) the full replacement value of the improvements which are part of such Mortgaged Property.  If a related Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the National Flood Insurance Act of 1968 or Flood Disaster Prevention Act of 1973, as amended, the Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if such Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Servicer shall immediately force place the required flood insurance on such Mortgagor’s behalf.  Notwithstanding the foregoing, Servicer shall have no liability to Owner or any third party for any penalties or fines imposed based on Servicer’s failure to timely notify the Director of FEMA and the flood insurance provider related to a servicing transfer if Servicer is not provided with flood insurance information; provided that, the Servicer shall have promptly provided Owner with notice of such missing flood insurance information.  Notwithstanding the foregoing, the Servicer shall maintain a blanket insurance policy in sufficient amounts to cover any uninsured loss due to any gap in Mortgagor-provided coverage.

If a Non-Agency Mortgage Loan that is a First Lien Mortgage Loan is secured by a unit in a condominium project, the Servicer shall verify that the coverage required of the homeowners’ association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the homeowners’ association its agreement to notify the Servicer promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the related Mortgaged Property as security.

The Servicer shall cause to be maintained on each Mortgaged Property securing a Non-Agency Mortgage Loan such other or additional insurance as may be required pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance, or pursuant to the requirements of any private mortgage guaranty insurer, or as may be required to conform with Accepted Servicing Practices.

In the event that the Owner or the Servicer shall determine that the Mortgaged Property securing a Non-Agency Mortgage Loan should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Servicer shall in accordance with the Fannie Mae Guides make commercially reasonable efforts to communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor’s attention the desirability of protection of the Mortgaged Property.

All policies required hereunder shall name the Servicer and its successors and assigns as a mortgagee and loss payee and shall be endorsed with non contributory standard or New York mortgagee clauses which shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage.

In all such cases, the Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a General Policy Rating of A:VI or better under Best’s Key Rating Guides, are acceptable under the Fannie Mae Guides and are licensed to do business in the jurisdiction in which the Mortgaged Property is located.  The Servicer shall determine that such policies provide sufficient risk coverage and amounts as required pursuant to the Fannie Mae Guides, that they insure the property owner, and that they properly describe the property address.  The Servicer shall furnish to the Mortgagor a formal notice of expiration of any such insurance in sufficient time for the Mortgagor to arrange for renewal coverage by the expiration date; provided, however, that in the event that no such notice is furnished by the Servicer, the Servicer shall ensure that replacement insurance policies are in place in the required coverages and the Servicer shall be solely liable for any losses in the event coverage is not provided.

Pursuant to Section 4.04, any amounts collected by the Servicer under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Servicer’s normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

Section 4.11	Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Servicer shall obtain and maintain a blanket policy insuring against losses arising from flood, fire and hazards covered under extended coverage on all of the Non-Agency Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10.  Any amounts collected by the Servicer under any such policy relating to a Non-Agency Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.  Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Servicer shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Servicer’s funds, without reimbursement therefor.  The Servicer may seek reimbursement from the Owner for the costs and premiums associated with obtaining and maintaining any such blanket policy.

Section 4.12	Maintenance of Fidelity Bond and Errors and Omissions Insurance.

The Servicer shall maintain with responsible companies that would meet the requirements of Fannie Mae, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans (“Servicer Employees”).  Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Servicer Employees.  Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.  No provision of this Section 4.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement.  Any such Fidelity Bond and Errors and Omissions Insurance Policy shall comply with the applicable requirements from time to time of Fannie Mae. Upon request, the Servicer shall cause to be delivered to the Owner a certified true copy of such Fidelity Bond and Errors and Omissions Insurance Policy and shall obtain a statement from the surety and insurer that such Fidelity Bond and Errors and Omissions Insurance Policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Owner.

Section 4.13	Inspections.

The Servicer shall order an inspection of the Mortgaged Property securing a Non-Agency Mortgage Loan when such Mortgage Loan becomes 45 days delinquent and every 30 days thereafter so long as such Mortgage Loan remains delinquent to assure itself that the value of the Mortgaged Property is being preserved, provided that the Servicer shall be required to take such action only if it determines that the proceeds to the Owner (after giving effect to the recovery of the Servicer’s out‑of‑pocket expenses) from payment on, or disposition of, the related Mortgage Loan or REO Property would be increased as a result of the taking of such action.  The Servicer shall document on its servicing system each such inspection.  The costs of such inspections shall be treated as Servicing Advances for which the Servicer shall be entitled to full reimbursement for in accordance with Section 4.05(iv).

Section 4.14	Restoration of Mortgaged Property.

With respect to the Non-Agency Mortgage Loans, the Servicer need not obtain the approval of the Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices and the terms of this Agreement.  At a minimum, the Servicer shall comply with the following conditions in connection with any such release of such Insurance Proceeds or Condemnation Proceeds:

(i)the Servicer shall receive satisfactory independent verification of completion in all material respects of repairs and issuance of any required approvals with respect thereto;

(ii)the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;

(iii)the Servicer shall verify that the Mortgage Loan is not in default; and

(iv)pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

If the Owner is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner.

Section 4.15	Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property securing a Non-Agency Mortgage Loan is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Owner or its designee, which may include Servicer on behalf of the Owner, or in the event the Servicer is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person(s) as shall be consistent with an Opinion of Counsel obtained by Servicer from an attorney duly licensed to practice law in the state where the REO Property is located.  The Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the Owner.  Where title is acquired by the acceptance of a deed in lieu of foreclosure, the Owner shall pay to the Servicer a Deed in Lieu Fee.

Upon approval by Owner, the Servicer shall manage, conserve, protect and operate each REO Property related to a Non-Agency Mortgage Loan for the Owner either for the purpose of its prompt disposition and sale or its rental.  The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate such REO Property in accordance with Accepted Servicing Practices and in the same manner that similar property in the same locality as such REO Property is managed.  The Servicer shall attempt to sell or rent the same on such terms and conditions as the Servicer deems to be in the best interest of the Owner in accordance with Accepted Servicing Practices.  The Servicer shall provide the Owner on a monthly basis with a report on the status of each REO Property related to a Non-Agency Mortgage Loan.

The Servicer shall also maintain on each REO Property related to a Non-Agency Mortgage Loan fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968 or Flood Disaster Prevention Act of 1973, as amended, flood insurance in the amount required in Section 4.10 hereof, provided that the Servicer shall be required to maintain such insurance only if it determines that the proceeds to the Owner (after giving effect to the recovery of the Servicer’s out‑of‑pocket expenses) from payment on, or disposition of, the related REO Property would be increased as a result of the maintenance of such insurance.  Such costs to maintain appropriate insurance coverage shall be treated as Servicing Advances for which the Servicer shall be entitled to full reimbursement in accordance with Section 4.05(iv).  In addition, for the sale of each REO Property related to a Non-Agency Mortgage Loan, Owner shall pay to Servicer the Liquidation Fee.

The disposition of each REO Property related to a Non-Agency Mortgage Loan shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the best interests of the Owner in accordance with Accepted Servicing Practices.  The proceeds of sale of such REO Property shall be promptly deposited in the Custodial Account pursuant to the terms of this Agreement but not later than the second Business Day following receipt thereof.  As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related unreimbursed Servicing Advances and unpaid Servicing Fees made pursuant to this Section.

With respect to each REO Property related to a Non-Agency Mortgage Loan, the Servicer shall segregate and hold all funds collected and received in connection with the operation of the REO Property in the Custodial Account.  The Servicer shall cause to be deposited on a daily basis in each Custodial Account all revenues received by Servicer (such revenues being those received by Servicer within two Business Days prior to actual deposit into the Escrow Account) with respect to the conservation and disposition of the related REO Property.  Any advances made to maintain appropriate insurance coverage shall be treated as Servicing Advances for which the Servicer shall be entitled to full reimbursement in accordance with Section 4.05(iv).

With respect to all REO Properties managed by the Servicer that are subject to rental agreements, the Servicer shall be entitled to collect on a monthly basis any applicable REO Property Rental Fees, REO Property Management Fees and related fees as set forth on Exhibit 9, net of Owner’s monthly cost to directly employ and compensate any personnel that help facilitate the Servicer’s management of such REO Properties.

The Servicer shall furnish to the Owner on a monthly basis the Servicer’s standard REO report on REO Property then managed by the Servicer with respect to the Non-Agency Mortgage Loans.

Section 4.16	Costs and Expenses.

With respect to the Non-Agency Mortgage Loans, Owner will be responsible for all losses including but not limited to unrecoverable interest, “out-of-pocket” costs and expenses from either the Mortgagor or Owner that are normal and customary that occur as the result of normal business activity associated with owning the loans.

Section 4.17	Liquidity and Litigation Reserves.

(a)Liquidity Reserve.  The Servicer, in its discretion, may establish a liquidity reserve (the “Liquidity Reserve”) from which to fund Servicing Advances (including litigation costs and expenses (including attorneys’ fees)), P&I Advances and Interest Shortfall with respect to the Mortgage Loans.  If the Servicer elects to establish a Liquidity Reserve it shall establish a Liquidity Reserve Account at a Qualified Depository.  The Liquidity Reserve Account shall be held in trust for the benefit of the Owner and shall be established and maintained for the sole purpose of holding and distributing the Liquidity Reserve funds.  The Servicer may fund the Liquidity Reserve with such portion of distributions on the Mortgage Loans (but such portion shall nonetheless be deemed to have been distributed to Owner) as it deems appropriate, in the exercise of its reasonable discretion, or otherwise request Owner to fund such Liquidity Reserve, in which case Owner shall fund such Liquidity Reserve as so requested.  At the termination of this Agreement, all remaining funds held in the Liquidity Reserve shall be distributed to the Owner.  Amounts on deposit in the Liquidity Reserve Account shall be invested in Eligible Investments, shall not be used to pay costs or expenses other than Servicing Advances (including litigation costs and expenses (including attorneys’ fees)), P&I Advances and Interest Shortfall, and shall be used to pay such amounts only in any month in which the distributions on the Mortgage Loans received during that month are insufficient to provide sufficient cash to pay all such amounts due and payable during that month.  No funds from any other source (other than interest or earnings on the funds held in the Liquidity Reserve Account) shall be commingled in the Liquidity Reserve Account.  Amounts on deposit in the Liquidity Reserve Account (including interest and earnings thereon) shall be used and may be withdrawn and disbursed only in accordance with the provisions of this paragraph.  The Servicer shall be authorized and directed to withdraw funds from the Liquidity Reserve Account only to make disbursements in accordance with this Agreement and not for any other purpose.  Notwithstanding anything in this Section 4.17(a) to the contrary, it is expressly understood that the Servicer’s failure to establish or require the Owner to establish or fund a Liquidity Reserve shall not preclude the Servicer from seeking reimbursement from the Owner for Servicing Advances (including litigation costs and expenses (including attorneys’ fees)), P&I Advances and Interest Shortfall, all of which remain the obligations of the Owner.

(b)Litigation Reserve.  Without prejudice to its rights under Section 4.17(a), the Servicer, in its discretion, may establish a litigation reserve (the “Litigation Reserve”) from which to fund litigation costs and expenses (including attorneys’ fees) that constitute Servicing Advances with respect to the Mortgage Loans.  If the Servicer elects to establish a Litigation Reserve it shall establish a Litigation Reserve Account at a Qualified Depository.  The Litigation Reserve Account shall be held in trust for the benefit of the Owner and shall be established and maintained for the sole purpose of holding and distributing the Litigation Reserve funds.  The Servicer may fund the Litigation Reserve with such portion of distributions on the Mortgage Loans (but such portion shall nonetheless be deemed to have been distributed to Owner) as it deems appropriate, in the exercise of its reasonable discretion, or otherwise request Owner to fund such Litigation Reserve, in which case Owner shall fund such Liquidity Reserve as so requested.  At the termination of this Agreement, all remaining funds held in the Litigation Reserve shall be distributed to the Owner.  Amounts on deposit in the Litigation Reserve Account shall be invested in Eligible Investments, shall not be used to pay costs or expenses other than litigation costs and expenses that constitute Servicing Advances, and shall be used to pay such litigation costs and expenses only in any month in which distributions on the Mortgage Loans received during that month are insufficient to provide sufficient cash to pay all Servicing Advances due and payable (without prepayment) during that month with respect to the Mortgage Loans.  No funds from any other source (other than interest or earnings on the funds held in the Litigation Reserve Account) shall be commingled in the Litigation Reserve Account.  Amounts on deposit in the Litigation Reserve Account (including interest and earnings thereon) shall be used and may be withdrawn and disbursed only in accordance with the provisions of this paragraph.  The Servicer shall be authorized and directed to withdraw funds from the Litigation Reserve Account only to make disbursements in accordance with this Agreement and not for any other purpose.

(c)For the avoidance of doubt, references under this Section 4.17 to “Mortgage Loans” shall be deemed to include both Agency Mortgage Loans and Non-Agency Mortgage Loans; provided, however, that to the extent there is any conflict between the actions permitted to be taken by the Servicer under this Section 4.17 and the actions permitted to be taken by the Servicer pursuant to the requirements of the applicable Guide, the requirements of the applicable Guide shall control.

Section 4.18	Transfers of Mortgaged Properties.

The Servicer shall enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note under any Non-Agency Mortgage Loan and deny assumption by the Person to whom the related Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the related Mortgagor remains liable on such Mortgage and Mortgage Note.  When the related Mortgaged Property has been conveyed by the Mortgagor, the Servicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto; provided, however, that the Servicer shall not exercise such rights if prohibited by law from doing so.

If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Servicer, shall, to the extent permitted by applicable law, enter into (i) an assumption and modification agreement with the Person to whom such property has been conveyed, pursuant to which such Person becomes liable under the related Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Servicer is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Servicer has the prior consent of the primary mortgage guarantee insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note.  If an assumption fee is collected by the Servicer for entering into an assumption agreement, such fee will be retained by the Servicer as additional servicing compensation.  In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan nor the outstanding principal amount of the Mortgage Loan shall be changed. Where an assumption is allowed pursuant to this Section 4.18, the Servicer, with the prior written consent of the insurer under the PMI Policy or LPMI Policy, if any, is authorized to enter into a substitution of liability agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.  The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner, or its designee, the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

To the extent that any Non-Agency Mortgage Loan is assumable, the Servicer shall inquire diligently into the creditworthiness of the proposed transferee, and shall follow Accepted Servicing Practices and the underwriting practices and procedures of prudent mortgage lenders in the respective states where the related Mortgaged Properties are located including but not limited to Servicer conducting a review of the credit and financial capacity of the individual receiving the property, and may approve the assumption if it believes the recipient is capable of assuming the mortgage obligations.  If the credit of the proposed transferee does not satisfy the relevant underwriting criteria and the transfer of ownership actually occurs, the Servicer diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Non-Agency Mortgage Loan.

The Servicer shall be required to take any action otherwise required by this Section 4.18 only if it determines that the proceeds to the Owner (after giving effect to the recovery of the Servicer’s out‑of‑pocket expenses) from payment on, or disposition of the related Mortgage Loan or REO Property would be increased as a result of the taking of such action.

Section 4.19	Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Non-Agency Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall notify the Owner in the Monthly Remittance Advice as provided in Section 5.02, and may request the release of any Mortgage Loan Documents from the Owner in accordance with this Section 4.19.  The Servicer shall obtain discharge of the related Mortgage Loan as of record within any related time limit required by applicable law (unless prevented from complying as a result of the failure of the local recording office to comply with its obligations on a timely basis).

In connection with any instrument of satisfaction or deed of reconveyance with respect to a Non-Agency Mortgage Loan, the Servicer shall be entitled to a reconveyance fee.  Such reconveyance fee shall only be reimbursable to the Servicer by the Owner to the extent the reconveyance fee is uncollectible from the related Mortgagor based on the terms of the security instrument or in the Servicer’s reasonable opinion that such fee is not allowable by statute.

Upon receipt of such request, the Owner or its designee shall within five (5) Business Days release or cause to be released the related Mortgage Loan Documents to Servicer and Servicer shall prepare and process any satisfaction or release.  If the Owner or its designee or the Custodian does not release the related Mortgage Loan Documents to Servicer within five (5) Business Days of receipt of request to do so, Servicer may retain a third party to complete the reconveyance and charge the Owner the actual cost of services provided by such third party.  Except as set forth in this paragraph, Servicer shall have no liability for third party delays that may result in assessed penalties.

If the Servicer satisfies or releases a Mortgage securing a Non-Agency Mortgage Loan without first having obtained payment in full of the indebtedness secured by the Mortgage (or such lesser amount in connection with a discounted payoff accepted by the Servicer with respect to a defaulted Mortgage Loan) or should the Servicer otherwise prejudice any rights the Owner may have under the mortgage instruments, the Servicer shall deposit the shortfall amount of the paid indebtedness in the Custodial Account (unless such shortfall is $500 or less, in which case no deposit shall be required) within five (5) Business Days of receipt of such demand by the Owner.

The Servicer shall cause the Fidelity Bond and Errors and Omissions Insurance Policy required under Section 4.12 to insure the Servicer against any loss it may sustain with respect to any Non-Agency Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 4.20	Notification of Adjustments.

With respect to each Non-Agency Mortgage Loan that is an Adjustable-Rate Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. If, pursuant to the terms of the related Mortgage Note, another Index is selected for determining the Mortgage Interest Rate because the original Index is no longer available, the same Index will be used with respect to each Mortgage Note which requires a new Index to be selected provided that such selection does not conflict with the terms of the related Mortgage Note.  The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments.  The Servicer shall promptly deliver to the Owner such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments.  Upon the discovery by the Servicer or the Owner that the Servicer has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage related to a Non-Agency Mortgage Loan, the Servicer shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss caused the Owner thereby without reimbursement therefor.

Section 4.21	Recordation of Assignments of Mortgage.

Except in connection with Accepted Servicing Practices for defaulted Mortgage Loans, the Servicer shall not be responsible for the preparation or recording of the Assignments of Mortgage relating to the Non-Agency Mortgage Loans to the Owner, or any other party; provided, however, that in the event the Servicer agrees (which agreement shall be in Servicer’s sole discretion) to record any mortgage assignment, any expense, including the fees of third party service providers, incurred by the Servicer in connection with the preparation and recordation of Assignments of Mortgage shall be reimbursable by the Owner, or, if not reimbursed by the Owner, advanced or paid as a Servicing Advance.

Section 4.22	[Reserved].
Section 4.23	Credit Reporting.

With respect to the Non-Agency Mortgage Loans, the Servicer shall fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g. favorable and unfavorable) on the Mortgagor credit files to Equifax, Experian and Trans Union Credit Information Company (or their respective successors) on a monthly basis and in accordance with applicable federal, state and local laws.

Section 4.24	Superior Liens.

With respect to the Non-Agency Mortgage Loans, if the Servicer is notified that any superior lienholder has accelerated or intends to accelerate the obligations secured by the superior lien, or has declared or intends to declare a default under the superior mortgage or the promissory note secured thereby, or has filed or intends to file an election to have the related Mortgaged Property sold or foreclosed, the Servicer shall take whatever actions are necessary to protect the interests of the Owner, and/or to preserve the security of the related Mortgage Loan, subject to any requirements applicable to real estate mortgage investment conduits pursuant to the Code.  The Servicer shall make a Servicing Advance of the funds necessary to cure such default or reinstate such superior lien if the Servicer determines that such Servicing Advance is in the best interests of the Owner and would be in accordance with Accepted Servicing Practices.  The Servicer shall not make such a Servicing Advance except to the extent that it determines that such advance would not be a Nonrecoverable Advance from Liquidation Proceeds on the related Mortgage Loan.  The Servicer shall thereafter take such action as is necessary to recover the amount so advanced.

If a Non-Agency Mortgage Loan is identified on the Notice of Inbound Transfer as a Second Lien Mortgage Loan, then the Servicer may consent to the refinancing of the prior senior lien on the related Mortgaged Property, provided that the following requirements are met:

1.the resulting CLTV of such Second Lien is no higher than its CLTV prior to such refinancing; and

2.the interest rate, or, in the case of an adjustable-rate existing senior lien, the maximum interest rate, for the loan evidencing the refinanced senior lien is no more than 2.0% (or such higher rate that the Servicer determines to be in the Owner’s best interest) higher than the interest rate or the maximum interest rate, as the case may be, on the loan evidencing the existing senior lien immediately prior to the date of such refinancing; and

3.the loan evidencing the refinanced senior lien is not subject to the possibility of negative amortization.

Section 4.25	Reserved.
Section 4.26	Tax and Flood Service Contracts.

The Servicer, at the Owner’s expense, shall cause each Non-Agency Mortgage Loan that is a First Lien Mortgage Loan and is transferred to the Servicer for servicing to be covered (to the extent not already covered) by a Tax Service Contract and/or Flood Service Contract, by (a) a Tax Service Contract and/or (b) a Flood Zone Service Contract.  If any Non-Agency Mortgage Loan is missing a required Tax Service Contract or if any Non-Agency Mortgage Loan is missing a required Flood Zone Service Contract at the time of the Inbound Transfer Date, Servicer shall place such Tax Service Contract or Flood Zone Service Contract, as applicable, and shall be entitled to the fee associated with acquiring such contracts as set forth in Exhibit 9.

Section 4.27	Maintenance of PMI Policies and LPMI Policies; Collections Thereunder.

The Servicer shall maintain in full force and effect, a PMI Policy, issued by a Qualified Insurer, with respect to each Non-Agency Mortgage Loan for which such coverage is required, provided that the Servicer’s obligations to pay premiums in respect of any such Policy shall terminate if the Servicer determines that the related insurer is unwilling or unable to make all payments due under such policy.  Such coverage shall be maintained until the LTV Ratio or CLTV, as applicable, of the related Non-Agency Mortgage Loan is reduced to that amount for which Fannie Mae would no longer require such insurance. The Servicer will not cancel or refuse to renew any PMI Policy in effect on the related Inbound Transfer Date that is required to be kept in force under this Agreement with respect to a Non-Agency Mortgage Loan unless a replacement PMI Policy or LPMI Policy for such cancelled or non-renewed policy is obtained from and maintained with a Qualified Insurer.  The Servicer shall not take any action which would result in non-coverage under any applicable PMI Policy or LPMI Policy of any loss which, but for the actions of the Servicer, would have been covered thereunder.  In connection with any assumption or substitution agreement entered into or to be entered into pursuant to

Section 4.18 with respect to a Non-Agency Mortgage Loan, the Servicer shall promptly notify the insurer under the related PMI Policy or LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the PMI Policy or LPMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement PMI Policy as provided above.

In connection with its activities as servicer with respect to the Non-Agency Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself, and the Owner, claims to the insurer under any PMI Policy or LPMI Policy in a timely fashion in accordance with the terms of such policies and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy or LPMI Policy respecting a defaulted Non-Agency Mortgage Loan.  Pursuant to Section 4.04, any amounts collected by the Servicer under any PMI Policy or LPMI Policy shall be deposited in the related Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.28	Reliability of Information/Exceptional Expenses.

The Servicer may rely on all data and materials relating to the Non-Agency Mortgage Loans supplied to it by the Owner or the Owner’s designee(s) and the authenticity and accuracy of such data and materials, including any signatures contained therein.  The Servicer shall not be obligated to conduct an independent investigation of any data materials or audit of any data, materials or Mortgage File, and may rely on the authenticity and accuracy of such data and materials as provided, including any signatures contained therein and shall not be held accountable for data integrity, missing information or missing documents that prevent the boarding of a Non-Agency Mortgage Loan to the Servicer’s mortgage loan administration system.  The Servicer shall deliver notification to the Owner of any material data deficiencies discovered by the Servicer. If such error was identified prior to the Inbound Transfer Date, the Owner shall have the ability to correct such errors or provide missing data at no additional cost to Servicer. Should the Owner decline to provide such data corrections or provide such missing data, Servicer shall be entitled to charge the Owner a manual data backfill fee as set forth on Exhibit 9.  If such error was identified after the Inbound Transfer Date and such error was not the result of Servicer’s negligence, the Servicer shall provide the Owner with a written cost estimate to correct such errors, and upon the Owner’s approval, which approval should not be unreasonably withheld, the Owner shall reimburse the Servicer for all documented costs and expenses incurred by the Servicer, including but not limited to, costs and expenses resulting from the Owner’s actions, instructions or any failure by the Owner to provide the Servicer complete, accurate and timely Mortgage Loan information.

Section 4.29	Escrow Obligations.

In connection with impounded Non-Agency Mortgage Loans, the Owner shall (i) cause all taxes and assessments with respect to which the related tax bill is due within thirty (30) days following the related Inbound Transfer Date to be paid prior to such Inbound Transfer Date, and (b) cause all hazard, flood, earthquake, PMI Policy and other insurance premiums that are due on or prior to the thirtieth (30th) day following such Inbound Transfer Date to be paid on or prior to such Inbound Transfer Date.  The Owner shall be responsible for any losses including but not limited to tax penalties (including any loss of discount for which any related Mortgagor or any third party for the benefit of the related Mortgagor has a legal claim) for the current tax due period or for any tax period that ends no more than twelve (12) months earlier than the date of the last paid installment of the Non-Agency Mortgage Loan, as well as for its advances to pay the delinquent taxes themselves in connection with any Non-Agency Mortgage Loan for which the Owner failed to pay taxes as required by this Section 4.29 as the result of an action or inaction of a previous servicer.

Section 4.30	No Obligation to Advance Delinquent Payments.

The Servicer shall have no obligation to advance amounts constituting delinquent principal and interest payments on any Non-Agency Mortgage Loan.

Section 4.31	MERS Transfers.

The Servicer shall comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Non-Agency Mortgage Loans that are MERS Mortgage Loans for as long as such Non-Agency Mortgage Loans are registered with MERS.

To the extent the Owner requests the Servicer to register or transfer a Non-Agency Mortgage Loan with Mortgage Electronic Registration System, Inc., the Owner shall promptly transfer or cause to be transferred to Servicer the required mortgage loan information.  For such services, the Owner agrees to pay the Servicer the fee set forth on Exhibit 9 upon the boarding or release of such Non-Agency Mortgage Loan on the Servicer’s mortgage loan administration system.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

ARTICLE V

PAYMENTS; REPORTS

Section 5.01	Remittances.

On each Remittance Date, the Servicer shall remit by wire transfer of immediately available funds to the Owner (or as otherwise directed in writing by the Owner) (i) with respect to the Agency Mortgage Loans, subject to the requirements of the applicable Guide, all amounts on deposit in the custodial accounts maintained with respect to the Agency Mortgage Loans (net of amounts required to remain on deposit therein or paid to or for the benefit of the related Agency pursuant to the applicable Guide) and (ii) with respect to the Non-Agency Mortgage Loans, all amounts on deposit in the Custodial Account related to the Due Period (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05).  The Servicer shall remit to the Owner (or as otherwise directed in writing by the Owner) all Principal Prepayments with respect to the Non-Agency Mortgage Loans, in full or in part, on the Remittance Date pursuant to Section 4.05.

With respect to any remittance received by the Owner after the day on which such payment was due, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus one percentage point, but in no event greater than the maximum amount permitted by applicable law.  Such interest shall be remitted to the Owner by the Servicer on the date such late payment is made and shall cover the period commencing with the day such payment was due and ending with the Business Day on which such payment is made, both inclusive.  The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default.

All remittances made to the Owner pursuant to this Section 5.01 are to be made in accordance with the wire transfer instructions provided by Owner.

Section 5.02	Reports to the Owner.

Not later than the twentieth (20th) calendar day of each month or, if the 20th day is not a Business Day, the next succeeding Business Day, the Servicer shall furnish to the Owner standard monthly reports as set forth on Exhibit 1 attached hereto or in a format mutually agreed upon (which shall be provided in Excel format).  For all purposes of this Agreement, delinquency status shall be determined in accordance with standard MBA methodology, as is appropriate, as determined by the Owner for the applicable Mortgage Loan type and set forth in the related Notice of Inbound Transfer.

Not less frequently than quarterly, commencing in the second calendar quarter following the calendar quarter in which this Agreement is executed and delivered, the Servicer shall deliver to the Owner a reasonably detailed report regarding the Servicer’s financial results.  Not less frequently than annually, commencing in the calendar year following the year in which this Agreement is executed and delivered, the Servicer shall deliver to the Owner relevant market data on management and servicing fees.

Section 5.03	Tax Reporting.

In addition, on or before March 15th of each calendar year, the Servicer shall furnish to each Person who was an Owner (or subsequent owner of a Mortgage Loans subject to this Agreement) at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Such obligation of the Servicer shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Servicer pursuant to any requirements of the Code as from time to time are in force.

The Servicer shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority or to the Owner pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.  In addition, the Servicer shall provide the Owner with such information concerning the Mortgage Loans as is necessary for the Owner to prepare its federal income tax return as the Owner may reasonably request from time to time and which is reasonably available to the Servicer.

Section 5.04	Cost of Funds.

With respect to any Servicing Advances made by Servicer from its own funds under the terms of this Agreement, the Servicer shall be entitled to collect from the Owner monthly for the Cost of Funds on such Servicing Advances.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

ARTICLE VI

RECORDS, INFORMATION AND COMPLIANCE DOCUMENTS

Section 6.01	Possession of Servicing Files.

The contents of each Servicing File related to a Non-Agency Mortgage Loan are and shall be held in trust by the Servicer for the benefit of the Owner as the owner thereof.  The Servicer shall maintain in the Servicing File a hard or electronic copy, if available, of each Mortgage Loan Document received by the Owner or its designee and the originals or copies of documents not delivered to the Owner in the Servicer’s possession received during the term of this Agreement.  The possession of the Servicing File by the Servicer is at the will of the Owner for the sole purpose of servicing the related Non-Agency Mortgage Loan, pursuant to this Agreement, and such retention and possession by the Servicer is in its capacity as Servicer only and at the election of the Owner.  The Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Owner, unless such release is required as incidental to the Servicer’s servicing of the Non-Agency Mortgage Loans pursuant to this Agreement.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Non-Agency Mortgage Loan which shall be marked clearly to reflect the ownership of each Non-Agency Mortgage Loan by the Owner.  In particular, the Servicer shall maintain in its possession, available for inspection by the Owner, and shall deliver to the Owner if so directed by the Owner, upon written demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968 or Flood Disaster Prevention Act of 1973, as amended, to the related Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 4.13, as applicable.

The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans.

Section 6.02	Annual Statement as to Compliance.

(a)So long as any Mortgage Loans are being serviced hereunder, or were serviced hereunder during the prior calendar year, the Servicer shall, at its own expense, deliver to the Owner, on or before March 28th of each year (but in no event later than the next to the last Business Day of such month), a statement of compliance addressed to the Owner and signed by a Servicing Officer, to the effect that (i) a review of the Servicer’s servicing activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the servicing provisions of this Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its servicing obligations under this Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer, the nature and the status thereof.

Section 6.03	Annual Independent Public Accountants’ Servicing Report.

(a)So long as any Mortgage Loans are being serviced hereunder, or were serviced hereunder during the prior calendar year, the Servicer shall, at its own expense, deliver to the Owner, on or before March 28th of each year (but in no event later than the next to the last Business Day of such month), either (A) a report of a registered public accounting firm stating that (i) it has obtained a letter of representation regarding certain matters from the management of the Servicer which includes an assertion that the Servicer has complied with certain minimum residential mortgage loan servicing standards, identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of residential mortgage loans during the most recently completed fiscal year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate, or (B) both (i) an assessment of compliance by the Servicer with the applicable Servicing Criteria during the immediately preceding calendar year (in lieu of the annual statement of compliance in Section 6.02 which shall not be required if Servicer provides the assessment of compliance as set forth in this Section 6.03(B), and (ii) a report by a registered public accounting firm that attests to and reports on the assessment of compliance provided in the clause (B)(i) above, which attestation shall be in accordance with Rule 1-02(a)(3) and Rule 2-02(g) of Regulation S-X under the Securities Act and the Securities Exchange Act.  In rendering any report to be provided hereunder such firm may rely, as to matters relating to the direct servicing of residential mortgage loans by Subservicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to those Subservicers.

Section 6.04	Provision of Information.

The Servicer shall furnish to the Owner all reports required hereunder, and such other periodic, special, or other reports or information, whether or not provided for herein, as shall be necessary, reasonable, or appropriate with respect to the Owner or the purposes of this Agreement to the extent such reports or information are readily accessible to the Servicer without undue expense.  All such reports or information shall be provided by and in accordance with all reasonable instructions and directions which the Owner may give and to the extent the Servicer incurs any material cost or expense related to this Section 6.04 not otherwise required to be incurred pursuant to this Agreement, such expense shall be at the sole cost and expense of the Owner.

Section 6.05	Right to Examine Servicer Records.

The Owner shall have the right during the term of this Agreement to examine and audit any and all of the books, records, or other information of the Servicer, whether held by the Servicer or by another on its behalf, with respect to or concerning this Agreement or the

Mortgage Loans, during normal business hours, upon reasonable advance notice and at the sole cost and expense of the Owner; provided, however, that unless otherwise required by law, the Servicer shall not be required to provide access to such information if the provision thereof would violate any law or legal obligation of the Servicer, or would compromise the Servicer’s information disclosure and security policies, including the legal right to privacy of any Mortgagor.

Section 6.06	Compliance with Gramm-Leach-Bliley Act of 1999.

With respect to each Mortgage Loan and the related Mortgagor, each party shall comply with Title V of the Gramm-Leach-Bliley Act of 1999 and all applicable regulations and guidelines promulgated thereunder, and shall provide all notices required of the party thereunder.

Section 6.07	Reserved.
Section 6.08	Financial Statements; Servicing Facilities.

In connection with marketing the Mortgage Loans or a proposed Reconstitution, the Owner shall make available to a prospective purchaser audited financial statements of the consolidated group that includes the Servicer for the most recently completed three fiscal years for which such statements are available, as well as a “Consolidated Statement of Condition” at the end of the last two fiscal years for which such statements are available covered by any “Consolidated Statement of Operations.”  The Servicer also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the corporate group that includes the Servicer (and are available upon request to the public at large).  The Servicer shall furnish to the Owner or a prospective purchaser copies of the statements specified above.

The Servicer shall make available to the Owner or any prospective purchaser a knowledgeable representative for the purpose of answering questions respecting recent developments affecting the Servicer or the financial statements of the corporate group that includes the Servicer, and to permit any prospective purchaser (upon reasonable notice) to inspect the Servicer’s servicing facilities (no more than 6 times per year unless mutually agreed to between the parties) for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans as provided in this Agreement provided that such access is necessary, reasonable, or appropriate with respect to the Owner or the purposes of this Agreement to the extent such access or information are readily accessible to the Servicer without undue expense.

Section 6.09	Use of Subservicers.

It shall not be necessary for the Servicer to seek the consent of the Owner to the utilization of any Subservicer, including an Affiliate acting as a Subservicer; provided, however, that the Servicer delivers any notices or obtains any consents or approvals otherwise required by the applicable Guide.  The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Owner any servicer compliance statement required to be delivered by such Subservicer under Section 6.02 and any assessment of compliance and attestation required to be delivered by such Subservicer under Section 6.03.

Section 6.10	Mortgage Loans Held by Wholly Owned Subsidiaries of Owner.

The Servicer acknowledges that certain Mortgage Loans may be held by the Owner through one or more of its wholly owned subsidiaries.  The Servicer shall service such Mortgage Loans in accordance with the provisions of this Agreement in the same manner as it services Mortgage Loans held directly by the Owner.  The Servicing Fee and Other Fees in respect of Mortgage Loans held through wholly owned subsidiaries of the Owner may, at the option of the Owner, be paid directly by the Owner or by the subsidiary holding the related Mortgage Loan.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

ARTICLE VII

SERVICING COMPENSATION

Section 7.01	Servicing Compensation.

As consideration for servicing the Mortgage Loans, the Owner shall pay the Servicer the applicable Servicing Fee and Other Fees the Servicer is entitled to each month.  The obligation of the Owner to pay the Servicing Fee and Other Fees with regard to the Mortgage Loans shall be irrespective of Monthly Payments collected by the Servicer on the Mortgage Loans (but this shall not be construed to limit the effect of any provision hereof, including Exhibit 9, for the calculation of any fee by reference to one or more specified amounts collected on or in respect of the Mortgage Loans).  Notwithstanding anything in this Agreement to the contrary, the Servicer shall not be entitled to collect more than one of any of the following Other Fees within any eighteen (18) month period:  Liquidation Fee, Reperformance Fee and Modification Fee; provided, however, that in the event the Servicer would otherwise be entitled to collect more than one of such Other Fees during any eighteen (18) month period, the Servicer shall be entitled to collect the highest of such Other Fees, net of any other such Other Fees paid during the applicable eighteen (18) month period.

The Servicer shall deliver to the Owner on the tenth (10th) calendar day of each month or, if the 10th day is not a Business Day, the next succeeding Business Day, an invoice setting forth the Servicing Fees and Other Fees, including accrued and unpaid Servicing Fees and Other Fees, with respect to the Mortgage Loans serviced by the Servicer during the preceding calendar month, and the Owner shall pay such invoice via wire transfer (in accordance with written instructions to be provided by the Servicer) no later than the last day of the calendar month in which such invoice was delivered.  With respect to amounts due to the Servicer that remain unpaid after the Remittance Date pursuant to this Section, interest shall accrue at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus one percentage point, but in no event greater than the maximum amount permitted by applicable law.  Such interest shall accrue from and including the day following the Business Day on which such payment was due to and including the Business Day when such payment is made and shall be payable on the date when such payment is so made.  The Servicer shall be entitled to deduct such unpaid amounts due to Servicer on the Remittance Date following the Remittance Date that such amounts were due if Owner has not already made payment.

Additional servicing compensation in the form of Ancillary Income shall be retained by the Servicer.

The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

Notwithstanding anything set forth in this section related to Ancillary Income, the Servicer shall not collect from the Mortgagor, pass through as an advance or as a liquidation expense any charges other than bona fide fees, which fees must be in compliance with local law.  Servicer cannot add on a processing, or review fee or any additional fee, mark up or otherwise directly make a profit on or from services or activities rendered by a third party or affiliate (examples include but not limited to:  letters and notices, force placed insurance, BPOs, appraisals, inspections, property preservation costs).  The Servicer may collect any third party fees which are charged in accordance with Accepted Servicing Practices.  In no event shall Servicer retain the Prepayment Penalties.

In the event of a dispute arising from any act or omission by the Servicer or the Owner hereunder during the course of this Agreement, the Servicer and the Owner shall use reasonable efforts to cooperate with each other in good faith to resolve such dispute within a time period that is reasonable under the circumstances surrounding the dispute.  Except in the case of a monetary error, the Owner and the Servicer shall use reasonable efforts to cooperate with each other in good faith to resolve the dispute within thirty (30) days of a formal notice from either party.  In the case of a monetary error, the party holding the amounts due the other party shall use reasonable efforts to submit the amount in error within ten (10) Business Days following the discovery of the error.  With respect to amounts due a party after the tenth (10th) Business Day following the discovery of the error, interest shall be accrue on such late payment at an annual rate equal to the federal funds rate as is publicly announced from time to time, plus three hundred basis points (3.00%), but in no event greater than the maximum amount permitted by applicable law.  Such interest shall accrue from and including the day following the Business Day on which such payment was due to and including the Business Day when such late payment is made and shall be payable on the date when such late payment is so made.

Notwithstanding anything to the contrary contained herein, upon the written request (a “Fee Negotiation Request”) of the Owner or the Servicer following a determination by the Owner or the Servicer that the rates of compensation payable to the Servicer hereunder differ materially from market rates of compensation for services comparable to those provided hereunder, which request includes a proposal for revised rates of compensation hereunder, the parties hereto shall negotiate in good faith to amend the provisions of this Agreement relating to the compensation of the Servicer in order to cause such compensation to be materially consistent with market rates of compensation for services comparable to those provided hereunder (a “Fee Amendment”); provided, however, that no such request shall be made until the second anniversary of the effective date of this Agreement, after which time each party may make such request (i) once with respect to fees to be paid during the remainder of the Initial Term, which request shall be made prior to the expiration of the Initial Term, and (ii) once with respect to fees to be paid during any Automatic Renewal Term, which request shall be made at least 210 days prior to the start of such Automatic Renewal Term.  If the parties are unable to reach agreement on the terms of a Fee Amendment within thirty (30) days of the date of delivery of the relevant Fee Negotiation Request, then the terms of such Fee Amendment shall be determined by final and binding arbitration as described below.

All disputes, differences and controversies of the Owner or the Servicer relating to a Fee Amendment (individually, a “Dispute” and, collectively, “Disputes”) shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, subject to the following provisions:

(a)Following the delivery of a written demand for arbitration by either the Owner or the Servicer, each party shall choose one (1) arbitrator within ten (10) Business Days after the date of such written demand and the two chosen arbitrators shall mutually, within ten (10) Business Days after selection select a third (3rd) arbitrator (each, an “Arbitrator” and together, the “Arbitrators”), each of whom shall be a retired judge selected from a roster of arbitrators provided by the AAA. If the third (3rd) Arbitrator is not selected within fifteen (15) Business Days after delivery of the written demand for arbitration (or such other time period as the Owner and the Servicer may agree), the Owner and the Servicer shall promptly request that the commercial panel of the AAA select an independent Arbitrator meeting such criteria.

(b)The rules of arbitration shall be the Commercial Rules of the American Arbitration Association; provided, however, that notwithstanding any provisions of the Commercial Arbitration Rules to the contrary, unless otherwise mutually agreed to by the Owner and the Servicer, the sole discovery available to each party shall be its right to conduct up to two (2) non-expert depositions of no more than three (3) hours of testimony each.

(c)The Arbitrators shall render a decision by majority decision within three (3) months after the date of appointment, unless the Owner and the Servicer agree to extend such time. The decision shall be final and binding upon the Owner and the Servicer; provided, however, that such decision shall not restrict either the Owner or the Servicer from terminating this Agreement pursuant to the terms hereof.

(d)Each party shall pay its own expenses in connection with the resolution of Disputes, including attorneys’ fees, unless determined otherwise by the Arbitrator.

(e)The Owner and the Servicer agree that the existence, conduct and content of any arbitration pursuant to this Section 7.01 shall be kept confidential and neither the Owner nor the Servicer shall disclose to any Person any information about such arbitration, except in connection with such arbitration or as may be required by law or by any regulatory authority (or any exchange on which such party’s securities are listed) or for financial reporting purposes in such party’s financial statements.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

ARTICLE VIII

TERMINATION

Section 8.01	Termination.

(a)This Agreement shall continue in full force and effect until terminated in accordance with the provisions of this paragraph. This Agreement shall have an initial term of four years from the date hereof (the “Initial Term”).  After the Initial Term, this Agreement shall be deemed renewed automatically every 18 months for an additional 18 month period (an “Automatic Renewal Term”) unless the Owner or the Servicer terminates this Agreement upon the expiration of the Initial Term or any Automatic Renewal Term and upon at least 180 days’ prior written notice to the Owner or the Servicer, as applicable. If (i) either of the Amended and Restated Mortgage Banking Services Agreement, between the Servicer and PennyMac Corp., dated as of September 12. 2016 (the “MBS Agreement”), or the MSR Recapture Agreement is terminated by PennyMac Corp. without cause as provided in each such agreement or (ii) the Management Agreement is terminated by PennyMac REIT without cause as provided in such agreement, the Servicer shall have the right to terminate this Agreement without cause upon notice to the Owner.  If (i) either of the MBS Agreement or the MSR Recapture Agreement is terminated by PennyMac Loan Services without cause or (ii) the Management Agreement is terminated by PennyMac REIT Manager as provided in such agreement, the Owner shall have the right to terminate this Agreement without cause upon notice to the Servicer.   This Agreement shall also terminate:

(i)in whole with respect to all of the Mortgage Loans and REO Properties, without the payment of any Service Release Fee or other termination fee, upon the earlier of (A) the termination of the Servicer at the election of the Owner following an Event of Default pursuant to Section 11.01 or (B) the termination of the Management Agreement;

(ii)in whole with respect to all of the Mortgage Loans and REO Properties, at the election of the Servicer, if, after thirty (30) days’ written notice thereof by Servicer, (A) the Owner fails to remit any compensation due to the Servicer within the time periods set forth in this Agreement or (B) the Owner fails to perform any material obligations  of the Owner hereunder;

(iii)in part with respect to one or more individual Mortgage Loans, at the election of the Owner, in connection with a Reconstitution involving such Mortgage Loans, subject to the payment of the applicable Service Release Fees;

(iv)in part with respect to an individual Mortgage Loan at the election of the Owner, and subject to the payment of the applicable Service Release Fee, if (a) such Mortgage Loan becomes delinquent for a period of one hundred and twenty (120) days or more (a “Delinquent Mortgage Loan”) or (B) the Mortgaged Property securing such Mortgage Loan becomes an REO Property; provided, however, upon such termination, the Owner shall pay to the Servicer any related unpaid Servicing Fee, any related outstanding and unreimbursed Servicing

Advances and any other outstanding and unreimbursed fees and costs of the Servicer relating to such Delinquent Mortgage Loan or REO Property for which the Servicer would be entitled to reimbursement from the Owner;

(v)in whole, at the election of the Owner, if the Servicer in its capacity as “Servicer” under the MSR Recapture Agreement fails to duly observe or perform in any material respect any covenant or agreement on the part of the Servicer set forth in the MSR Recapture Agreement that continues unremedied for a period of thirty (30) days after the date on which notice of such failure, requiring the same to be remedied, is given to the Servicer by the “MSR Owner” under the MSR Recapture Agreement; provided, however, that, with respect to any such failure that is susceptible to cure but not curable within such 30-day period, the Servicer shall have an additional cure period of thirty (30) days to effect such cure so long as the Servicer has commenced to cure such failure within the initial 30-day period, the Servicer is diligently pursuing a full cure and the Servicer has provided evidence of such curability and such diligent pursuit that is reasonably satisfactory to the Owner; and

(vi)in whole, at the election of the Servicer, if the “MSR Owner” under the MSR Recapture Agreement fails to duly observe or perform in any material respect any covenant or agreement on the part of such “MSR Owner”  set forth in the MSR Recapture Agreement that continues unremedied for a period of thirty (30) days after the date on which notice of such failure, requiring the same to be remedied, is given to such “MSR Owner” by the Servicer in its capacity as “Servicer” under the MSR Recapture Agreement; provided, however, that, with respect to any such failure that is susceptible to cure but not curable within such 30-day period, such “MSR Owner” shall have an additional cure period of thirty (30) days to effect such cure so long as such “MSR Owner” has commenced to cure such failure within the initial 30-day period, such “MSR Owner” is diligently pursuing a full cure and such “MSR Owner” has provided evidence of such curability and such diligent pursuit that is reasonably satisfactory to the Servicer.

(b)In the event that the Servicer’s duties, responsibilities and liabilities under this Agreement are terminated pursuant to Section 8.01(a), the Servicer shall discharge such duties and responsibilities during the period from the date it acquires notice or knowledge of such termination until the Outbound Transfer Date, with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor.  Following any such termination, the Owner shall act diligently to appoint a successor servicer.  No termination pursuant to Section 8.01(a) shall become effective until a successor servicer is appointed by the Owner.  No termination pursuant to Section 8.01(a) shall limit any indemnification obligations of the Servicer, which obligations shall survive such termination.

Section 8.02	Outbound Transfer of Servicing.

On each Outbound Transfer Date or upon any termination of the Servicer as Servicer pursuant to Section 8.01 or resignation of the Servicer permitted under Section 9.03, the

Owner or a successor servicer appointed by the Owner, shall assume all servicing responsibilities related to, and the Servicer shall cease all servicing responsibilities related to the Mortgage Loans.  Any successor servicer shall have the right to negotiate a new Servicing Fee with the Owner.

Owner shall provide the Servicer not less than twenty (20) days’ prior written notice of the Outbound Transfer Date.  Any Mortgage Loan service released by the Servicer shall be released on actual balances as of the Outbound Transfer Date.  Upon receipt of such notification from Owner the Servicer shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the successor servicer, including but not limited to the following:

(a)Notice to Mortgagors.  The Servicer shall mail to the Mortgagor of each related Mortgage Loan a letter advising such Mortgagor of the transfer of the servicing of the related Mortgage Loan to the Owner, or its designee, in accordance with RESPA; provided, however, such letters shall be in the form mutually agreed upon by the Owner and the Servicer prior to a pending transfer.

(b)Mortgage Loans in Foreclosure.  The servicing with respect to Mortgage Loans in foreclosure on or before the related Outbound Transfer Date shall not be transferred from the Servicer to the Owner or the successor servicer, as the case may be, and such Mortgage Loans shall continue to be serviced by the Servicer pursuant to the terms of this Agreement.  However, if the Owner so elects, the Owner may waive the provisions of this paragraph (a) and accept transfer of servicing of such Mortgage Loans and all amounts received by the Servicer thereunder.

(c)Servicing Advances.  Subject to the limitations set forth in the definition of “Nonrecoverable Advances”, the Servicer shall be entitled to be reimbursed for all unreimbursed Servicing Advances and any other advances made by the Servicer pursuant to this Agreement with respect to any Mortgage Loan on the related Outbound Transfer Date, but only if the successor servicer after the related Outbound Transfer Date is not the Servicer or an Affiliate.  In addition, the Owner shall cause the Servicer to be reimbursed for any accrued and unpaid Servicing Fees, unpaid Ancillary Income, Other Fees and for any trailing expenses representing Servicing Advances for which invoices are received by the Servicer after the Outbound Transfer Date.  The Owner shall cause the Servicer to be reimbursed for such trailing expenses within five (5) Business Days of receipt of such invoice.

Anything to the contrary in this Section 8.02(c) notwithstanding, in the event that Servicer is terminated for cause as a result of the occurrence of an Event of Default under this Agreement, the payments required in this Section 8.02(c) shall be made in the amounts and at the times otherwise provided in this Agreement.

(d)Notice to Taxing Authorities and Insurance Companies.  The Servicer shall transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Owner, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Owner from and after the related Outbound Transfer Date.

(e)Delivery of Servicing Records.  The Servicer shall forward to the Owner, or its designee, all servicing records and the Servicing File in the Servicer’s possession relating to each related Mortgage Loan.

(f)Escrow Payments.  The Servicer shall provide the Owner, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans.  The Servicer shall also provide the Owner with an accounting statement of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Owner to reconcile the amount of such payment with the accounts of the Mortgage Loans.  Additionally, the Servicer shall wire transfer to the Owner the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Servicer.

(g)Payoffs and Assumptions.  The Servicer shall provide to the Owner, or its designee, copies of all assumption and payoff statements generated by the Servicer on the related Mortgage Loans from the related Cut-off Date to the related Outbound Transfer Date.

(h)Mortgage Payments Received Prior to the Related Outbound Transfer Date.  Prior to the related Outbound Transfer Date all payments received by the Servicer on each related Mortgage Loan shall be properly applied to the account of the particular Mortgagor.

(i)Mortgage Payments Received After Outbound Transfer Date.  The amount of any related Monthly Payments received by the Servicer after the related Outbound Transfer Date shall be forwarded to the Owner or its designee within two (2) Business Days after the date of receipt.  The Servicer shall notify the Owner or its designee of the particulars of the payment, which notification requirement shall be satisfied if the Servicer forwards with its payment sufficient information to permit appropriate processing of the payment by the Owner or its designee.  The Servicer shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Servicer after the related Outbound Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, however, that for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Owner with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Servicer shall comply with the foregoing requirements with respect to all Monthly Payments received by it.

(j)Misapplied Payments.  Misapplied payments shall be processed as follows:

(i)All parties shall cooperate in correcting misapplication errors;

(ii)The party receiving notice of a misapplied payment occurring prior to the related Outbound Transfer Date and discovered after the related Outbound Transfer Date shall immediately notify the other party;

(iii)If a misapplied payment which occurred prior to the related Outbound Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, and such misapplied payment was the direct result of the Servicer’s error, the Servicer shall be liable for the amount of such shortage.  In such case, the Servicer shall reimburse the Owner for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Owner;

(iv)If a misapplied payment which occurred prior to the related Outbound Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance and such misapplied payment was the direct result of the Servicer’s error, a check shall be issued to the party shorted by the improper payment application within thirty (30) days after notice thereof by the other party; and

(v)Any check issued under the provisions of this Section 8.02(j) shall be accompanied by a statement indicating the Owner Mortgage Loan identification number and an explanation of the allocation of any such payments.

(k)Books and Records.  The Servicer shall cause the books, records and accounts with respect to the related Mortgage Loans to be in accordance with all Accepted Servicing Practices on the related Outbound Transfer Date.

Without limiting the foregoing, the Servicer shall comply with all of the provisions of this Agreement to effect a complete transfer of the servicing with respect to the related Mortgage Loans on the related Outbound Transfer Date.  This Agreement shall terminate with respect to the related Mortgage Loans on the related Outbound Transfer Date, except that Articles VI, VIII, IX, and XII, and Sections 13.14, 13.15, 13.16, 13.17 and 13.18 shall survive such termination.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

ARTICLE IX

INDEMNIFICATION AND ASSIGNMENT AND
OTHER MATTERS RELATED TO SERVICER

Section 9.01	Indemnification.

(a)The Servicer agrees to indemnify and hold the Owner and any successor servicer harmless from any liability, claim, loss or damage (including, without limitation, any reasonable legal fees, judgments or expenses relating to such liability, claim, loss or damage) to the Owner directly or indirectly resulting from the Servicer’s failure:

(i)to observe and perform any or all of the Servicer’s duties, obligations, covenants, agreements, warranties or representations contained in this Agreement; or

(ii)to comply with all applicable requirements with respect to the servicing of the Mortgage Loans as set forth herein.

The Servicer immediately shall notify the Owner if a claim is made by a third party with respect to this Agreement.  For purposes of this Section 8.01(a), “Owner” shall mean the Person then acting as the Owner under this Agreement and any and all Persons who previously were “Owners” under this Agreement.

(b)The Owner agrees to indemnify and hold the Servicer harmless from any liability, claim, loss or damage (including without limitation, any reasonable legal fees, judgments or expenses relating to such liability, claim, loss or damage) to the Servicer (a) directly or indirectly resulting from the Owner’s failure to observe and perform any or all of the Owner’s duties, obligations, covenants, agreements, warranties or representations contained in this Agreement or (b) directly resulting from the Servicer taking any legal actions with respect to any Mortgage Loans and/or REO Properties in the name of the Servicer and without reference to the Owner, or (c) any act or omission on the part of any prior servicer or (d) directly resulting from any third party act or omission which occurred in connection with the origination, processing, funding or servicing of a mortgage loan (unless such third party was hired by Servicer); but, in each case set forth in clauses (a) - (d) above, only to the extent such loss does not result from the Servicer’s own gross negligence, bad faith or willful misconduct or failure of the Servicer (i) to observe and perform any or all of Servicer’s duties, obligations, covenants, agreements, warranties or representations contained in this Agreement; or (ii) to comply with all applicable requirements with respect to the servicing of the Mortgage Loans as set forth herein.

(c)If the indemnification provided for herein is unavailable or insufficient to hold harmless the indemnified party, then the indemnifying party agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of any claims, losses, damages or liabilities uncured by such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party on the one hand and the indemnifying party on the other.

(d)The indemnifications provided for in this Section shall survive the termination of Servicing Agreement or the termination of any party to this Agreement.

Section 9.02	Limitation on Liability of Servicer and Others.

Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, its own grossly negligent actions, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement.  The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.  The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Servicer may undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto.  In such event, the Servicer shall be entitled to reimbursement from the Owner of the reasonable legal expenses and costs of such action.

Section 9.03	Limitation on Resignation and Assignment by Servicer.

The Owner has entered into this Agreement with the Servicer and subsequent purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Servicer, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof.  The Servicer shall not assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion hereof (except as provided in the next succeeding paragraph or Section 6.09) or sell or otherwise dispose of all or substantially all of its property or assets without the prior written consent of the Owner, which consent shall be granted or withheld in the reasonable discretion of the Owner.

The Servicer may, without the consent of the Owner, retain third party contractors to perform certain servicing and loan administration functions, including without limitation, hazard insurance administration, tax payment and administration, flood certification and administration, collection services and similar functions; provided, however, that the retention of such contractors by Servicer shall not limit the obligation of the Servicer to service the Mortgage Loans pursuant to the terms and conditions of this Agreement.

The Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Owner or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer.  Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner which Opinion of Counsel shall be in form and substance acceptable to the Owner.  No such resignation shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 8.02.

Section 9.04	Assignment by Owner.

The Owner shall have the right, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any Person to exercise all or any of the rights of the Owner hereunder.

Section 9.05	Merger or Consolidation of the Servicer.

The Servicer will keep in full effect its existence, rights and franchises as a limited partnership under the laws of the state of its filing except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.  Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation (including by means of the sale of all or substantially all of the Servicer’s assets to such Person) to which the Servicer shall be a party, or any Person succeeding to the substantially all of the servicing business (whether alone or together with one or more other businesses of the Servicer), shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 9.06	Additional Activities of the Servicer.

Subject to the restrictions set forth in the MBS Agreement, the Servicer and its Affiliates shall be entitled to engage in any business or transaction of any kind or nature, including the issuance of mortgage-backed securities and performing monitoring, administrative or servicing activities of any kind for the benefit of any other Person, including (i) acting as servicer or subservicer of residential mortgage loans for government-sponsored entities and other government-related entities under arrangements not governed by this Agreement and (ii) acting as a servicer or subservicer for distressed residential mortgage loans, and otherwise conducting special servicing activities relating to residential mortgage loans or real estate acquired in respect thereof, for itself or other Persons.  The preceding statement shall not be construed to limit the effect of any express restriction or limitation that may be set forth in the another provision of this Agreement.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

ARTICLE X

REPRESENTATIONS AND WARRANTIES

Section 10.01	Representations and Warranties of the Owner.

(a)As of the date hereof and on each date on which a Mortgage Loan becomes subject to the terms of this Agreement, the Owner represents and warrants to, and covenants and agrees with, the Servicer as follows:

(i)Due Organization and Good Standing.  The Owner is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Delaware and has the power and authority to own its assets and to transact the business in which it is currently engaged.

(ii)No Violation of Organizational Documents or Agreements.  The execution and delivery of this Agreement by the Owner, and the performance and compliance with the terms of this Agreement by the Owner, will not violate the Owner’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which the Owner is a party or which is applicable to it or any of its assets.

(iii)Full Power and Authority.  The Owner has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)Binding Obligation.  This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Owner, enforceable against the Owner in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v)No Violation of Law, Regulation or Order.  The Owner is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or, to the Owner’s knowledge, any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Owner’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Owner to perform its obligations under this Agreement or the financial condition of the Owner.

(vi)No Material Litigation.  No litigation is pending or, to the best of the Owner’s knowledge, threatened against the Owner that, if determined adversely to the Owner, would prohibit the Owner from entering into this Agreement or that, in the Owner’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Owner to perform its obligations under this Agreement or the financial condition of the Owner.

(vii)No Consent Required.  Any consent, approval, authorization or order of any court or governmental agency or body required under federal or state law for the execution, delivery and performance by the Owner of or compliance by the Owner with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by the Owner under this Agreement.

(b)The representations and warranties of the Owner set forth in Section 9.02(a) shall survive the execution and delivery of this Agreement and each date on which a Mortgage Loan becomes subject to the terms of this Agreement.  Upon discovery by the Owner of any breach of any of the foregoing representations and warranties, the Owner shall give prompt written notice thereof to the Servicer.

Section 10.02	Representations and Warranties of the Servicer.

(a)As of the date hereof, on each date on which a Mortgage Loan becomes subject to the terms of this Agreement and at all times while Mortgage Loans are serviced by Servicer hereunder, the Servicer represents and warrants to, and covenants and agrees with, the Owner as follows:

(i)Due Organization and Good Standing.  The Servicer is duly organized, validly existing and in good standing a limited liability company under the laws of the State of Delaware and has the power and authority to own its assets and to transact the business in which it is currently engaged, and the Servicer is in compliance with the laws of each state or other jurisdiction in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement.

(ii)No Violation of Organizational Documents or Agreements.  The execution and delivery of this Agreement by the Servicer, and the performance and compliance with the terms of this Agreement by the Servicer, will not violate the Servicer’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which the Servicer is a party or which is applicable to it or any of its assets.

(iii)Full Power and Authority.  The Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)Binding Obligation.  This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Servicer, enforceable against the Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v)No Violation of Law, Regulation or Order.  The Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or, to the Servicer’s knowledge, any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Servicer’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

(vi)No Material Litigation.  No litigation is pending or, to the best of the Servicer’s knowledge, threatened against the Servicer that, if determined adversely to the Servicer, would prohibit the Servicer from entering into this Agreement or that, individually or in the aggregate, in the Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

(vii)No Consent Required.  Any consent, approval, authorization or order of any court or governmental agency or body required under federal or state law for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement has been obtained and is effective except where the lack of consent, approval, authorization or order would not have a material adverse effect on the performance by the Servicer under this Agreement.

(viii)Ordinary Course of Business.  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Servicer.

(ix)Able to Perform.  The Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform, each and every covenant contained in this Agreement.

(x)Fidelity Bond and Errors and Omissions Coverage.  The Fidelity Bond and an Errors and Omissions Insurance Policy required pursuant to Section 4.12 of this Agreement are in effect.

(xi)No Untrue or Misleading Information.  No statement, report or other document relating to the Servicer furnished or to be furnished by the Servicer pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

(xii)MERS Membership.  The Servicer is a member of MERS in good standing.

(b)The representations and warranties of the Servicer set forth in Section 9.02(a) shall survive the execution and delivery of this Agreement and each date on which a Mortgage Loan becomes subject to the terms of this Agreement.  Upon discovery by the Servicer of any breach of any of the foregoing representations and warranties, the Servicer shall give prompt written notice thereof to the Owner.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

ARTICLE XI

DEFAULT

Section 11.01	Events of Default.

(a)The following shall constitute an Event of Default under this Agreement on the part of the Servicer:

(i)any failure by the Servicer to remit to the Owner (or as otherwise directed by the Owner) any payment required to be made under the terms of this Agreement which continues unremedied for a period of five (5) Business Days after the date upon which notice of such failure is given to the Servicer, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

(ii)the failure by the Servicer duly to observe or perform in any material respect any other covenant or agreement on the part of the Servicer set forth in this Agreement that continues unremedied for a period of thirty (30) days (except that such number of days shall be fifteen (15) in the case of a failure to pay any premium for any insurance policy under this Agreement) after the date on which notice of such failure, requiring the same to be remedied, is given to the Servicer by the Owner; provided, however, that, with respect to any such failure that is susceptible to cure but not curable within such 30-day or 15-day period, the Servicer shall have an additional cure period of thirty (30) days to effect such cure so long as the Servicer has commenced to cure such failure within the initial 30-day period, the Servicer is diligently pursuing a full cure and the Servicer has provided evidence of such curability and such diligent pursuit that is reasonably satisfactory to the Owner; or

(iii)any breach of any representation or warranty on the part of the Servicer set forth in this Agreement that continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, is given to the Servicer by the Owner; provided, however, that, with respect to any such breach that is susceptible to cure but not curable within such 30-day period, the Servicer shall have an additional cure period of thirty (30) days to effect such cure so long as the Servicer has commenced to cure such failure within the initial 30-day period, the Servicer is diligently pursuing a full cure and the Servicer has provided evidence of such curability and such diligent pursuit that is reasonably satisfactory to the Owner; or

(iv)a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(v)the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

(vi)the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vii)the Servicer fails to maintain its license to do business or service residential mortgage loans in any jurisdiction where the Mortgaged Properties are located for more than ninety (90) days after receiving notice from any Person thereof, provided that such failure shall not constitute an Event of Default if, prior to the expiration of such ninety (90) day period, that Servicer transfers the affected Mortgaged Properties to one or more Subservicers that satisfy the licensing requirements for the jurisdiction where such Mortgaged Properties are located;

(viii)without the prior consent of the Owner or as expressly permitted or required by the other provisions of this Agreement, the Servicer attempts to assign this Agreement or its right to servicing compensation hereunder, or to delegate its duties hereunder, in each case whether in whole or in part, or the Servicer sells or otherwise disposes of all or substantially all of its property or assets; or

(ix)the Servicer or any Subservicer fails to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 4.02, Section 4.03 or Section 4.06 and such failure continues unremedied for three Business Days after receipt by the Servicer and (if applicable) such Subservicer of written notice of such failure from the Owner.

In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatsoever rights the Owner may have at law or equity to damages, including injunctive relief and specific performance, the Owner, by notice in writing to the Servicer, may terminate without compensation all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

(b)In case one or more Events of Default by Servicer occur and shall not have been remedied, the Owner, by notice in writing to Servicer shall be entitled, in addition to whatever rights the Owner may have at law or equity to damages, including injunctive relieve and specific performance, to terminate all the rights and obligations of Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof, by notice in writing to the Servicer and without payment of any Service Release Fees or other compensation; provided, however, that the Servicer shall continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement on or prior to the date of such termination, whether in respect of Servicing Fees, Servicing Advances or otherwise and such amounts shall be due and payable at the times and in the manner as if the Servicer were not terminated.  Upon receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 8.02.  Upon written request from the Owner, the Servicer shall prepare, execute and deliver any and all documents and other instruments, place in such successor’s possession all Mortgage Files to the extent initially provided to the Servicer, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer’s sole expense or as otherwise provided under Accepted Servicing Practices.  The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Section 11.02	Waiver of Defaults.

The Owner may waive any default by the Servicer in the performance of its obligations hereunder and its consequences.  Upon any such waiver of a default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon except to the extent expressly so waived.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

ARTICLE XII

RECONSTITUTIONS

Section 12.01	Cooperation of Servicer with a Reconstitution.

(a)The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, on one or more dates (each a “Reconstitution Date”), at the Owner’s sole option, the Owner may effect a sale (each, a “Reconstitution”) of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(i)Fannie Mae or Freddie Mac in one or more Whole Loan Transfers;

(ii)one or more other third-party purchasers in one or more Whole Loan Transfers;

(iii)one or more trusts or other entities to be formed as part of one or more Private Securitization Transactions; or

(iv)one or more trusts or other entities to be formed as part of one or more Public Securitization Transactions.

(b)With respect to each Whole Loan Transfer, Private Securitization Transaction or Public Securitization Transaction, as the case may be, entered into by the Owner, the Servicer shall:

(i)upon request of the Owner, service the Mortgage Loans included in such Reconstitution pursuant to a security servicing agreement or other agreement;

(ii)if the Servicer will continue servicing the Mortgage Loans included in the Reconstitution, provide as applicable:

(A)information pertaining to the Servicer of the type and scope customarily included in offering documents for residential mortgage-backed securities transactions involving single or multiple loan originators including information regarding financial condition and mortgage loan delinquency, foreclosure and loss experience or other information as is otherwise reasonably requested by the Owner, and to deliver to the Owner any non-public, unaudited financial information, in which case the Owner shall bear the cost of having such information audited by certified public accountants if the Owner desires such an audit, or as is otherwise reasonably requested by the Owner and which the Servicer is capable of providing without unreasonable effort or expense (collectively “Servicer Information”), and to indemnify the Owner and its affiliates for material misstatements or omissions contained in the Servicer Information; provided, however, Owner shall indemnify and hold harmless Servicer and its affiliates for material misstatements or omissions contained in all other information in any offering document, other than Servicer Information; and

(B)such opinions of counsel, letters from auditors, and certificates of public officials or officers of Servicer as are reasonably believed necessary by the trustee, any Rating Agency or the Owner, as the case may be, in connection with such Private Securitization Transaction or Public Securitization Transaction.  The Owner shall pay all third party costs associated with the preparation of the information described in clause (ii)(A) above and the delivery of any opinions (other than opinions by in-house counsel), letters or certificates described in this clause (ii)(B).

(iii)if the Servicer will continue servicing the Mortgage Loans included in the Reconstitution, to negotiate and execute one or more custodial agreements among the Owner, the Servicer and a third party custodian/trustee which is generally considered to be a prudent custodian/trustee in the secondary mortgage market designated by the Owner in its sole discretion after consultation with the Servicer, in either case for the purpose of pooling the Mortgage Loans with other Mortgage Loans for resale or securitization; and

(iv) if the Servicer will continue servicing the Mortgage Loans included in the Reconstitution, (1) cooperate fully with the Owner, any prospective purchaser, any Rating Agency or any party to any agreement to be executed in connection with such Whole Loan Transfer, Private Securitization Transaction or Public Securitization Transaction, with respect to all reasonable requests and due diligence procedures, including participating in meetings with Rating Agencies, bond insurers and such other parties as the Owner shall designate and participating in meetings with prospective purchasers of the Mortgage Loans or interests therein and providing information reasonably requested by such purchasers; (2) to execute, deliver and perform all reconstitution agreements required by the Owner, and to use its best reasonable, good faith efforts to facilitate such Whole Loan Transfer, Private Securitization Transaction or Public Securitization Transaction, as the case may be; (3) (a) to restate the representations and warranties set forth in this Agreement as of the Reconstitution Date which shall not be materially more onerous than those required under this Agreement or (b) make the representations and warranties with respect to the servicing of the Mortgage Loans set forth in the related selling/servicing guide of the master servicer or issuer, as the case may be, or such representations and warranties with respect to the servicing of the Mortgage Loans as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution; provided, however, that such representations and warranties shall not be materially more onerous than those required under this Agreement.  The Servicer shall use its reasonable best efforts to provide to such master servicer or issuer, as the case may be, and any other participants in such Reconstitution:  (i) any and all information and appropriate verification of information which may be reasonably available to the Servicer or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Owner or any such other participant shall reasonably request and (ii) subject to the provisions of this Section 12.01(b), to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Owner or any such participant; provided that the Servicer is given an opportunity to review and reasonably negotiate in good faith provisions of such indemnity.

(c)Any execution of a security servicing agreement or reconstitution agreement by the Servicer shall be conditioned on the Servicer receiving the Servicing Fee or such other servicing fee acceptable to Servicer.  All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer, Private Securitization Transaction or Public Securitization Transaction shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.  Notwithstanding any provision to the contrary in this Agreement, in the event that the Servicer is the servicer with respect to a Reconstitution, the Owner agrees that in such Reconstitution any servicing performance termination triggers shall be substantially similar to those contained in this Agreement or otherwise subject to approval by the Servicer in its reasonable discretion.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.01	Notices.

All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon the delivery or mailing thereof, as the case may be, sent by registered or certified mail, return receipt requested:

(a)	If to the Owner to:

PennyMac Operating Partnership, L.P.

Attn: Chief Operating Officer

3043 Townsgate Road

Westlake Village, CA 91361

With copies to:

PennyMac Operating Partnership, L.P.

Attn:  General Counsel

3043 Townsgate Road

Westlake Village, CA 91361

and

Stoner Fox Law Group, LLP

Attn: John E. Stoner

120 Vantis, Suite 300

Aliso Viejo, California 92656

(b)	If to the Servicer:

PennyMac Loan Services, LLC

Attn: Director, Servicing Operations

3043 Townsgate Road

Westlake Village, CA 91361

With a copy to:

PennyMac Loan Services, LLC

Attn: General Counsel

3043 Townsgate Road

Westlake Village, CA 91361

Section 13.02	Amendment.

Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

Section 13.03	Entire Agreement.

This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

Section 13.04	Binding Effect; Beneficiaries.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Except as set forth in Section 9.04, no provision of this Agreement is intended or shall be construed to give to any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Notwithstanding the foregoing, each Agency is expressly made a third party beneficiary of this Agreement.

Section 13.05	Headings.

The section and subsection headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

Section 13.06	Further Assurances.

The Servicer agrees to execute and deliver such instruments and take such further actions as the Owner may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 13.07	Governing Law.

This Agreement shall be construed in accordance with the substantive laws of the State of New York applicable to agreements made and to be performed entirely in such State, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.  The parties hereto intend that the provisions of Section 5-1401 of the New York General Obligations Law shall apply to this Agreement.

Section 13.08	Relationship of Parties.

Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties.  The duties and responsibilities of the Servicer shall be rendered by it as an independent contractor and not as an agent of the Owner.  The Servicer shall have full control of all of its acts, doings, proceedings, relating to or requisite in connection with the discharge of its duties and responsibilities under this Agreement.

Section 13.09	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 13.10	No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 13.11	Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Owner or the Owner’s designee.

Section 13.12	Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and form integral parts of this Agreement.

Section 13.13	Counterparts.

This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 13.14	Trademarks.

The Owner and the Servicer agree that they and their employees, subcontractors and agents, shall not, without the prior written consent of the other party in each instance, (i) use in advertising, publicity or otherwise the name of each and every other party to this Agreement or their Affiliates or any of their managing directors, partners or employees, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the other party or their Affiliates, or (ii) represent, directly or indirectly, any product or any service provided by the Owner and the Servicer as approved or endorsed by the other parties to this Agreement or their Affiliates.

Section 13.15	Confidentiality of Information.

If, during the term of this Agreement, the Owner requests that the Servicer provide to the Owner non-public, confidential information related to the Servicer and other affiliates of the Servicer (collectively, “Parent”), and if Parent, in its sole discretion agrees to provide this information, the parties agree that they shall enter into a confidentiality agreement in form and substance mutually agreeable to the parties prior to the release of such information (which obligation shall not be assigned by the Owner).

Section 13.16	WAIVER OF TRIAL BY JURY.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 13.17	LIMITATION OF DAMAGES.

NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, THE PARTIES AGREE THAT NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLE, PROVIDED, HOWEVER, THAT SUCH LIMITATION SHALL NOT BE APPLICABLE WITH RESPECT TO THIRD PARTY CLAIM MADE AGAINST A PARTY.

Section 13.18	SUBMISSION TO JURISDICTION; WAIVERS.

EACH OF THE OWNER AND THE SERVICER HEREBY IRREVOCABLY (I) SUBMITS, FOR ITSELF IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO ANY ACTION OR PROCEEDING REGARDING SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES, TO THE FULLEST POSSIBLE EXTENT, WITH RESPECT TO SUCH COURTS, THE DEFENSE OF AN INCONVENIENT FORUM; (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED

IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (V) WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATING TO OR ARISING OUT OF THIS AGREEMENT.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

PENNYMAC OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (Owner)

By:	PENNYMAC GP OP, INC., its General Partner

By:	/s/ Andrew S. Chang
	Name:	Andrew S. Chang
	Title:	Senior Managing Director and
Chief Business Development Officer

PENNYMAC LOAN SERVICES, LLC, a Delaware limited liability company (Servicer)

By:	/s/ Anne D. McCallion
	Name:	Anne D. McCallion
	Title:	Senior Managing Director and
Chief Financial Officer

EXHIBIT 1

MONTHLY REPORTS

Remittance
Delinquency
Inventory Flow

Exh. 1-1

EXHIBIT 2

CUSTODIAL ACCOUNT CERTIFICATION

_______ __, 20__

As Servicer under the Third Amended and Restated Flow Servicing Agreement, dated as of September 12. 2016 (the “Servicing Agreement”), we hereby certify that the Servicer has established the account described below as a Custodial Account (as such term is defined in the Servicing Agreement) pursuant to Section 4.04 of the Servicing Agreement.  The Custodial Account shall be a Special Deposit Account as such term is defined in the Servicing Agreement.

Title of Account:	[______], in trust for [_______________]

Account Number:

Address of office or branch of the Servicer at which Account is maintained:

PennyMac Loan Services, LLC, as Servicer

By:
Name:
Title:
Date:

Exh. 2-1

EXHIBIT 3

RESERVED

Exh. 3-1

EXHIBIT 4

ESCROW ACCOUNT CERTIFICATION

_________ ___, 20__

As Servicer under the Third Amended and Restated Flow Servicing Agreement, dated as of September 12. 2016 (the “Servicing Agreement”), we hereby certify that the Servicer has established the account described below as an Escrow Account pursuant to Section 4.06 of the Agreement.  The Escrow Account shall be a Special Deposit Account as such term is defined in the Servicing Agreement.

Title of Account:	[______], in trust for [_______________]

Account Number:

Address of office or branch of the Servicer at which Account is maintained:

PennyMac Loan Services, LLC, as Servicer

By:
Name:
Title:
Date:

Exh. 4-1

EXHIBIT 5

RESERVED

Exh. 5-1

EXHIBIT 6

FORM OF OFFICER’S CERTIFICATE

I, ____________________, hereby certify that I am the duly elected [______________],of PennyMac Loan Services, LLC, a Delaware limited liability company  (the “Company”) and further as follows:

1.Attached hereto as Exhibit 1 is a true, correct and complete copy of the Certificate of Formation of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification.

2.Attached hereto as Exhibit 2 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

3.Attached hereto as Exhibit 3 is a true, correct and complete copy of the resolutions of the [______] of the Company authorizing the Company to execute and deliver the Third Amended and Restated Flow Servicing Agreement, dated as of September 12. 2016 (the “Servicing Agreement”), between the Company and PennyMac Operating Partnership, L.P. (the “Owner”), and such resolutions are in effect on the date hereof.

4.Each person listed on Exhibit 4 attached hereto who, as an officer or representative of the Company, signed (a) the Servicing Agreement, and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 4, and the signatures of such persons appearing on such documents are their genuine signatures.

Exh. 6-1

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Date:
	By:	PennyMac Loan Services, LLC
Name:
Title:

I, ________________________, an [Assistant] Secretary of the Company, hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name.

Date:
	By:	PennyMac Loan Services, LLC
[Seal]		Name:
Title:

Exh. 6-2

EXHIBIT 4 to
Company’s Officer’s Certificate

NAME	TITLE	SIGNATURE

Exh. 6-3

EXHIBIT 7

MORTGAGE LOAN DOCUMENTS

The following documents shall constitute the Mortgage Loan Documents with respect to each Mortgage Loan:

(a)the original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of _________, without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized officer.  To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Owner that state law so allows.  If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by “[Last Endorsee], successor by merger to [name of predecessor]”.  If the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the endorsement must be by “[Last Endorsee], formerly known as [previous name]”; the original of any guarantee executed in connection with the Mortgage Note;

(b)the original Mortgage with evidence of recording thereon.  If in connection with any Mortgage Loan, the Owner cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage; the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

(c)the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording.  The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Owner as provided in this Agreement.  If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Owner or as directed by the Owner.  If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank.  If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by “[Seller], successor by merger to

Exh. 7-1

[name of predecessor]”.  If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by “[Seller], formerly known as [previous name]”;

(d)the originals of all intervening assignments of mortgage (if any) evidencing a complete chain of assignment from the Originator to the Last Endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officers Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

(e)The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company (provided, that the original mortgagee policy of title insurance shall be added when available);

(f)original powers of attorney, if applicable, or, if in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original power of attorney with evidence of recording thereon, if applicable, because of a delay caused by the public recording office, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such power of attorney, together with an Officer’s Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) stating that such power of attorney has been dispatched to the appropriate public recording office for recordation and that the original recorded power of attorney or a copy of such power of attorney certified by such public recording office to be a true and complete copy of the original recorded power of attorney will be promptly delivered to the Custodian upon receipt thereof by the Seller; and

(g)security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

Exh. 7-2

The following documents, together with the Mortgage Loan Documents, shall constitute the Mortgage File with respect to each Mortgage Loan:

(a)The original hazard insurance policy and, if required by law, flood insurance policy.

(b)Residential loan application.

(c)Mortgage Loan closing statement.

(d)Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program.

(e)Verification of acceptable evidence of source and amount of downpayment.

(f)Credit report on the Mortgagor.

(g)Residential appraisal report, if available.

(h)Photograph of the Mortgaged Property.

(i)Survey of the Mortgaged Property, if any.

(j)Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.  All required disclosure statements.

(l)If available, termite report, structural engineer’s report, water potability and septic certification.

(m)Sales contract, if applicable.

(n)Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

(o)Amortization schedule, if applicable.

Exh. 7-3

EXHIBIT 8

FORM OF LIMITED POWER OF ATTORNEY

PennyMac Operating Partnership, L.P., a limited partnership, organized under the laws of Delaware and having its principal place of business at 3043 Townsgate Road, Westlake Village, CA 91361, as Owner (hereinafter called “Owner”) hereby appoints PennyMac Loan Services, LLC. (hereinafter called the “Servicer”), as its true and lawful attorney in fact to act in the name, place and stead of Owner solely for the purposes set forth below.

The said attorney in fact is hereby authorized and empowered, solely with respect to the Mortgage Loans and REO Properties, as defined in, and subject to the terms of, that certain Third Amended and Restated Flow Servicing Agreement, between the Servicer and Owner, dated as of September 12, 2016 (the “Servicing Agreement”), as follows:

1.To execute, acknowledge, seal and deliver deed of trust/mortgage note endorsements, lost note affidavits, assignments of deed of trust/mortgage and other recorded documents, satisfactions/releases/reconveyances of deed of trust/mortgage, subordinations and modifications, tax authority notifications and declarations, deeds, bills of sale, and other instruments of sale, conveyance, and transfer, appropriately completed, with all ordinary or necessary endorsements, acknowledgments, affidavits, and supporting documents as may be necessary or appropriate to effect its execution, delivery, conveyance, recordation or filing.

2.To execute and deliver insurance filings and claims, affidavits of debt, substitutions of trustee, substitutions of counsel, non military affidavits, notices of rescission, foreclosure deeds, transfer tax affidavits, affidavits of merit, verifications of complaints, notices to quit, bankruptcy declarations for the purpose of filing motions to lift stays, and other documents or notice filings on behalf of Owner in connection with insurance, foreclosure, bankruptcy and eviction actions.

3.To endorse any checks or other instruments received by the Servicer and made payable to Owner.

4.To pursue any deficiency, debt or other obligation, secured or unsecured, including but not limited to those arising from foreclosure or other sale, promissory note or check.  This power also authorizes the Servicer to collect, negotiate or otherwise settle any deficiency claim, including interest and attorney’s fees.

5.To do any other act or complete any other document that arises in the normal course of servicing of all Mortgage Loans and REO Properties, as defined in, and subject to the terms of the Servicing Agreement.

Exh. 8-1

This Limited Power of Attorney shall expire on _____ __, 20__.

[NAME]

Date:	20__

Witness:		By:
Name:
Title:

Name:

Name:

Exh. 8-2

EXHIBIT 9

TERM SHEET

THIRD PARTY LOANS

BASE SERVICING FEES
(per loan)

With respect to each Mortgage Loan that is a Third Party Loan and not a Distressed Whole Loan, the Base Servicing Fee shall be:

(i)if such Mortgage Loan is a Fixed-Rate Mortgage Loan, $7.50; or

(ii)if such Mortgage Loan is an Adjustable-Rate Mortgage Loan, $8.50.

ADDITIONAL SERVICING FEES

(per loan)

With respect to each Mortgage Loan that is a Third Party Loan, the Additional Servicing Fee shall be one of the following:

(i)if, as of the first day of the relevant month, such Mortgage Loan is not delinquent, or is delinquent by less than 30 days, and no bankruptcy proceeding is pending by or against the Mortgagor, 0;

(ii)if, as of the first day of the relevant month, such Mortgage Loan is delinquent by 30 days or more and less than 60 days, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $10.00;

(iii)if, as of the first day of the relevant month, such Mortgage Loan is delinquent by 60 days or more and less than 90 days, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $20.00;

(iv)if, as of the first day of the relevant month, such Mortgage Loan is delinquent by 90 days or more, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $50.00;

(v)if, as of the first day of the relevant month, a bankruptcy proceeding is pending by or against the Mortgagor, $45.00;

Exh. 9-1

(vi)if, as of the first day of the relevant month, foreclosure proceedings have been commenced and the Mortgaged Property has not become an REO Property, $55.00; or

(vii)if, as of the first day of the relevant month, the Mortgaged Property has become an REO Property, $75.00.

Exh. 9-2

DISTRESSED WHOLE LOANS

BASE SERVICING FEES
(per loan)

With respect to each Mortgage Loan that is a Distressed Whole Loan, the Base Servicing Fee shall be one of the following:

(i)if, as of the first day of the relevant month, such Mortgage Loan is not delinquent, or is delinquent by less than 30 days, and no bankruptcy proceeding is pending by or against the Mortgagor, $30.00;

(ii)if, as of the first day of the relevant month, such Mortgage Loan is delinquent by 30 days or more and less than 90 days, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $60.00;

(iii)if, as of the first day of the relevant month, such Mortgage Loan is delinquent by 90 days or more, and no bankruptcy proceeding is pending by or against the Mortgagor and no foreclosure proceeding has been initiated, $90.00;

(iv)if, as of the first day of the relevant month, such Mortgage Loan is not delinquent, or is delinquent by less than 30 days, and a bankruptcy proceeding is pending by or against the Mortgagor, $100.00;

(v)if, as of the first day of the relevant month, such Mortgage Loan is delinquent by 30 days or more, and a bankruptcy proceeding is pending by or against the Mortgagor, $100.00;

(vi)if, as of the first day of the relevant month, foreclosure proceedings have been commenced and the Mortgaged Property has not become an REO Property, $95.00; or

(vii)if, as of the first day of the relevant month, the Mortgaged Property has become an REO Property, $75.00.

SUPPLEMENTAL SERVICING FEES

With respect to each Mortgage Loan that is a Distressed Whole Loan, the Supplemental Servicing Fee shall be $25.00.

Exh. 9-3

THIRD PARTY LOANS AND DISTRESSED WHOLE LOANS

OTHER KEY PARAMETERS

Remittance Types	Actual/Actual Basis during Interim Servicing Period
Remittance Date	See definition of Remittance Date
Servicing Advances	Servicer to be reimbursed monthly for all unpaid Servicing Advances incurred by Servicer in the prior month including Cost of Funds.
Cost of Funds on Servicing Advances	Refer to Section 5.04
Prepayment Penalties	Owner will retain 100% of the prepayment penalties.
Late Charges Collected	Servicer will retain 75% of late charges collected by Servicer
Ancillary Income	Servicer will retain 100% of all Ancillary Income
Delegated Authority	Refer to Exhibit 10
Contract Term	Refer to Section 8.01
Eligible Mortgage Loan	See definition of Eligible Mortgage Loan

ANCILLARY INCOME AND OTHER FEES

The Servicer shall be entitled to all Ancillary Income and the following Other Fees in addition to the Servicing Fee:

Setup Fee:  With respect to each Mortgage Loan, other than a Distressed Whole Loan, $10.00 if information is provided to Servicer in a format that enables electronic boarding or $25.00 if information is provided to Servicer in format that necessitates manual boarding.  With respect to each Distressed Whole Loan, $15.00 if information is provided to Servicer in format that enables electronic boarding or $25.00 if information is provided to Servicer in format that necessitates manual boarding.

Service Release Fee:  With respect to each Mortgage Loan, other than a Distressed Whole Loan, $25.00 if released on or prior to the first anniversary of boarding, $23.00 if released after the first anniversary of boarding and on or prior to the second anniversary of boarding, and $18.00 if released thereafter. With respect to each Distressed Whole Loan, $40.00.

Deed in Lieu Fee:  $500, unless the deed in lieu is completed under the U.S. Treasury’s Home Affordable Foreclosure Alternatives initiative, in which case no Deed in Lieu Fee shall apply.

Exh. 9-4

Liquidation Fee:  150 basis points of the gross proceeds received in connection with the disposition of a Mortgage Loan (including the sale of the related Mortgage Note), 125 basis points in connection with either the disposition of an REO Property or a Mortgaged Property through a foreclosure sale, or 75 basis points in connection with either a full or discounted payoff accepted by the Servicer with respect to a Mortgage Loan, including a full or discounted payoff accepted in connection with the sale of the Mortgaged Property to a third party.

REO Property Lease Renewal Fee: $100 per lease renewed.

REO Property Rental Fee: $30 per month per REO Property.

REO Property Management Fee: Servicer's cost if property management services and/or any related software costs are outsourced to a third party property management firm or 9% of gross rental income if Servicer provides directly those property management services identified on Exhibit 12 to the Agreement.

REO Property Tenant Paid Fees: Servicer may retain any tenant paid application fee or late rent fee.

REO Property Third-Party Vendor Fees: In the event Servicer provides property management services directly, Servicer may charge Owner the Servicer's cost for support services provided by any third-party vendor that arise out of Servicer’s property management services.  Such fees may include, but are not limited to, related software, real estate broker marketing, eviction and inspection services, as well as leasing fees to the real estate broker.

Tax Service Contract:  $75.00 per Mortgage Loan.

Flood Zone Service Contract:  Servicer’s cost.

MERS Fee:  Servicer’s cost.

Reperformance Fee:  150 basis points of the unpaid principal balance of the Mortgage Loan (as then in effect) if the Mortgage Loan is brought current (after having been delinquent for a period of 90 days or more) without any modification and remains current for a consecutive period of 12 months or is sold prior to the expiration of such 12 months.

Modification Fee:  (a) 150 basis points of the unpaid principal balance of the Mortgage Loan (as in effect immediately after the consummation of the modification) if the modification includes an interest rate reduction or is classified by the Servicer (acting in accordance with Accepted Servicing Practices) as a full modification, or (b) 50 basis points of the unpaid principal balance of the Mortgage Loan (as in effect immediately after the consummation of the modification) if the modification is classified by the Servicer (acting in accordance with Accepted Servicing Practices) as a streamlined modification; or, if the Servicer participates in the U.S. Treasury’s Home Affordable Modification program (or other similar mortgage loan modification programs) and enters into a transaction involving the Mortgage Loan that results in the payment or retention of any incentive payment to the Servicer or Owner and the Servicer is not otherwise entitled to a

Exh. 9-5

Modification Fee as set forth above, 150 basis points of the unpaid principal balance of the Mortgage Loan (as in effect immediately after the consummation of the transaction).

If the Servicer enters into a transaction involving the Mortgage Loan under the U.S. Treasury Department’s Home Affordable Modification program (or other similar mortgage loan modification programs) that results in any incentive payment to the Servicer or Owner and the Servicer has already collected a Modification Fee, the Servicer shall reimburse the Owner the amount of such incentive payments.

In the event the Servicer effects a refinancing of a Distressed Whole Loan on behalf of the Owner and not through a third party lender and the resulting Mortgage Loan is readily saleable, or the Servicer originates a Mortgage Loan to facilitate the disposition of REO Property, the Servicer shall be entitled to fees and other compensation in connection with such originations based on market-based pricing and terms that are consistent with the pricing and terms offered by the Servicer to unaffiliated third parties on a retail basis.  The amount of the compensation and the pricing and terms offered by the Servicer shall be subject to review by the Owner and the Servicer from time to time to reflect market rates.  The Owner shall reimburse the Servicer for any out of pocket expenses that the Servicer incurs in connection with any such origination, including title fees, legal fees and closing costs.

Exh. 9-6

EXHIBIT 10

DELEGATION OF AUTHORITY MATRIX

FUNCTION	DELEGATION
Delinquent Taxes on Non-escrowed Loans	Authority is granted to Servicer to make payment of delinquent taxes on non-escrowed loans.
Advances on Escrowed Loans	Authority is granted to Servicer to advance corporate funds in payment of escrowed items.
New Escrow Accounts	Authority is granted to Servicer to establish escrow accounts upon borrower request.
Escrow Shortage Pro-ration	Authority is granted to Servicer to negotiate extended escrow shortage repayment periods as the situation warrants.
Escrow Cushion Requirement	Authority is granted to Servicer to negotiate down or remove any escrow cushion requirement used for escrow analysis.
Escrow Account Waiver	Authority is granted to Servicer to waive an escrow account following Fannie Mae Servicing Guidelines Part III, Chapter 103.01.
Loss Drafts	Authority is granted to Servicer to process insurance losses as described in the Fannie Mae Servicing Guide Part II, Chapter 5.
Private Mortgage Insurance Waiver	Authority is granted to Servicer to waive Private Mortgage Insurance requirement as described in the Fannie Mae Servicing Guide Part II, Chapters 102.03, 102.04 and 102.05.
Transfer of Ownership – Exempt Transactions

Authority is granted to Servicer to follow guidelines as stated in the Fannie Mae Servicing Guide Part III, 408.02.  In addition to Fannie Mae servicing guidelines, there must be evidence of insurance with Owner named in mortgagee clause; mortgage payments must be current; and if required, approval of the private mortgage insurance company, FHA or VA must be obtained.

Exh. 10-1

Prepayment Penalties

No authority is granted to Servicer to negotiate reduction of prepayment penalties without Owner approval unless the mortgage loan is accelerated in which case Servicer may waive in accordance with the Fannie Mae Servicing Guide Part I, Chapter 203.05.  This clause excludes the waiving of pre-payment penalties/early closure fees extending more than 36 months from Mortgage Loan origination date.

Waiver of Fees

Authority is granted to Servicer to waive any fee that it is entitled to receive as Ancillary Income without Owner’s consent.  Servicer shall be entitled to waive late charges based on Servicer’s policies and procedures.

Subordination Requests	Servicer may approve a request to subordinate a second mortgage in favor of a refinanced loan if:
1.)

The new loan to value of the refinanced loan is equal to or less than the original LTV of the first mortgage (no cash-out refinancing allowed unless substantiated through a new appraisal to reflect increased value), and

	2.)	The loan has had no delinquencies in past 12 months, and
	3.)	The new senior lien is not a HELOC, Land Contract, Recapture Lien, Texas A6, Cal Vet, Bond with recapture Taxes, All Inclusive Trust Deed, Option ARM, Flex 100, or Reverse Mortgage.
Without Owner’s approval, Servicer MAY NOT approve a subordination request if any of the following conditions exist:
	1.)	The first lien amount increases and the first lien LTV increases; or
	2.)	Any senior lien is a private party; or
	3.)	The new senior lien has the potential for negative amortization.
Owner shall review the subordination request prior to final approval if the request has any of the MAY NOT conditions listed above.
Partial Release, Acquisitions, Easement	Authority is granted to Servicer to approve requests for Partial Release, Acquisitions, and Easements in accordance with the standards specified in the Fannie Mae Servicing Guide.

Exh. 10-2

Lien Releases

Authority is granted to Servicer to approve full lien releases upon full payoff of the loan without the prior approval of Owner.  Full lien releases to be completed in compliance with applicable law, and penalties for non-compliance accrue to Servicer.  Servicer shall not be responsible for penalties as a result of third party delays if Servicer has timely processed a lien release pursuant to applicable law.

Assumptions	Authority is granted to Servicer to negotiate Simple Assumptions according to the Fannie Mae Servicing Guide Part III, Chapter 4. Qualified Assumption requests will be referred to Owner for approval.
Foreclosure Approval	Authority is granted to Servicer to proceed with foreclosure using prudent servicing guidelines.
Property Evaluations (BPO’s)/Drive-By Appraisal

Authority is granted to Servicer to order a brokers price opinion (BPO) or drive-by appraisal using prudent servicing guidelines.  The cost of the BPO or drive-by appraisal shall be passed on to the borrower if the BPO or drive-by appraisal is related to a borrower requested forbearance plan as reasonably determined by Servicer.

Impact Analysis	Authority is granted to Servicer to complete an impact analysis using prudent servicing guidelines.
REO Marketing	Authority is granted to Servicer to follow Servicer’s current guidelines to make REO marketing decisions.
Property Preservation	Authority is granted to Servicer to use Fannie Mae Property Preservation guidelines as outlined in the Fannie Mae Servicing Guide for loans owned by Owner and following internal state guidelines.
Bidding Instruction	Owner approval is required on bidding instructions.
Short Term Forbearance – Written agreement to reduce or suspend payments not to exceed 6 months

Authority is granted to Servicer to permit forbearance or allow for suspension of monthly payments up to 90 days, if the mortgagor is in default or Servicer determines that default is imminent and granting such forbearance is in the best interest of Owner.  Mortgagor must be current as to all fees and costs prior to any forbearance plan.  Owner approval is required to permit forbearance or allow for suspension of monthly payments of 91 days or more.

Exh. 10-3

Long Term Forbearance – Written agreement to reduce or suspend payments up to 12 months

Unless pursuant to the PennyMac Property Preservation Program, Owner approval is required.  Servicer to provide approval package including financials, credit report, valuation, hardship description and recommendation.

Repayment Plan – Written agreement where the mortgagor must immediately make payments in addition to regular monthly payments to cure the delinquency

Authority is granted pursuant to the PennyMac Property Preservation Program, and to Servicer to negotiate Repayment Plans where borrower must cure through full reinstatement within 6 months, including fees and costs.  Any Repayment Plan over 6 months requires Owner approval.

Modifications – Formal agreement to change payment amount based upon one or more terms of the original loan (i.e. interest rate reduction, extended term, capitalized arrearage)

Authority is granted pursuant to the PennyMac Property Preservation Program, and all modification requests to capitalize arrearages are to be processed in accordance with the Fannie Mae Servicing Guide Part VII, Chapter 502 and will require Owner approval.  Servicer will obtain pre-qualification information as prescribed by Owner (credit report, financial statements and cash flow information from all obligors).

Pre-foreclosure Sale – Borrower allowed to sell or refinance property to avoid foreclosure

Authority is granted pursuant to the PennyMac Property Preservation Program, and authority is granted to Servicer to negotiate Pre-foreclosure Sales according to the Fannie Mae Servicing Guide Part VII, Chapter 504. Authority is granted to Servicer to accept pre-foreclosure sale offers as long as the loss from the pre-foreclosure sale is equal to or less than the loss anticipated and the negotiated price is at least 95% of the Asset Balance.  For all other pre-foreclosure sales, Owner approval to accept the sale is required.

Discounted Payoff

Authority is granted pursuant to the PennyMac Property Preservation Program. For all discounted payoffs with the exception of those covered by mortgage insurance, Owner approval to accept the payoff is required.  Authority is granted to Servicer to negotiate a discounted payoff where the loss amount is fully covered by the applicable mortgage insurance policy.

Deed-in-Lieu – Borrower voluntarily deeds property to lender, avoiding foreclosure	Authority is granted pursuant to the PennyMac Property Preservation Program, otherwise, Owner must approve deed-in-lieu requests on all transactions.

Exh. 10-4

Partial Claims – PMI remits funds to bring account current. If mortgage is subsequently foreclosed, prepaid claim amounts are deducted from final claim

Authority is granted pursuant to the PennyMac Property Preservation Program, and authority is granted to Servicer to negotiate and accept Partial Claims subject to account being brought current; no associated pre-foreclosure sale, modification or repayment plan.

Bankruptcy Actions

1st Liens – Authority is granted to Servicer to process bankruptcy filing following Fannie Mae Servicing Guidelines and refer to the delegations listed in this Exhibit (impact analysis, charge-off, foreclosure) for final disposition in Bankruptcy.

Junior Liens – Authority is granted to Servicer to process bankruptcy filing in accordance with Servicer’s guidelines for owned assets and refer to the above delegations for final disposition in Bankruptcy.  Decisions on how to proceed with charge-off/foreclosure revert to Owner at impact analysis stage.

Review and Approval of Walk Analysis

Servicer will review collection activities and complete an “Impact Analysis” which begins the pre-foreclosure review process.  The analysis assists in determining the economic impact of foreclosure (equity position/loss severity). Servicer will provide the analysis to Owner with a recommendation of future loss mitigation actions.  Servicer takes no responsibility for these recommendations, and will contact Owner for final approval and direction as to what those actions will be.

Charge-off of Loans

Authority is granted to Servicer to charge off loans that are 180 days contractually delinquent, with the approval by Owner of an impact analysis form.  Authority is granted to Servicer to charge off loans that are 120 days contractually delinquent, with Owner’s approval of an impact analysis, for loans that are in Chapter 7 bankruptcy and have no equity, per Owner’s approval of an impact analysis form.

Post Charge-off Transfer	Authority is granted to Servicer to initiate service transfer for loans that have been fully charged-off, or have been sold from REO, with a resulting loss.
Payoff Processing

Authority is granted to Servicer to accept as payment in full a payment amount within $100 of the total indebtedness.  Owner shall reimburse Servicer for any shortfall that is $100 or less of the indebtedness.

Exh. 10-5

EXHIBIT 11

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered under the Agreement shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria,” as identified by a mark in the column titled “Applicable Servicing Criteria.”

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

X
Cash Collection and Administration
1122(d)(2)(i)

Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

X
1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

X
1122(d)(2)(v)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.  For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

X
Investor Remittances and Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.  Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Regulation AB Servicer.

X

Exh. 11-1

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Regulation AB Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)

Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Regulation AB Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

X
1122(d)(4)(v)	The Regulation AB Servicer’s records regarding the mortgage loans agree with the Regulation AB Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)

Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

X
1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

X
1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such as escrow accounts):  (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

X
1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

Exh. 11-2

EXHIBIT 12

PROPERTY MANAGEMENT SERVICES

For purposes of this Servicing Agreement, REO Property Management Services may include:

1.	LEASING SERVICES.
a.	Market Rental Property;
b.	Show Rental Property;
c.	Qualify Tenant;
d.	Lease Property;
e.	Coordinate Move-In;
f.	Manage Security Deposit; and
g.	Perform Move-Out Inspection.
2.	PROPERTY MANAGEMENT SERVICES.
a.	Collect Rent;
b.	Manage Evictions;
c.	Respond to Tenant Inquiries;
d.	Maintain Property;
e.	Perform Routine Maintenance; and
f.	Manage Unit Turnover.
3.	ASSET MANAGEMENT SERVICES
a.	Initial and On-Going Property Preservation Services;
b.	Remediation Services;
c.	Utilities and Home Owner Association Management;
d.	Code Violations Management and Mitigation;
e.	Property Tax Management Services;
f.	Legal Eviction Program Management;

Exh. 12-1

g.	Provision of Cash-For-Relocation Program Management;
h.	Valuation Services;
i.	Authorization of Repairs and Improvements; and
j.	Property and Casualty Insurance Services.
4.	RENOVATION SERVICES
a.	Provision of Renovation Services;
b.	Initial Property Screening Assessment;
c.	Renovation Estimate Assessment;
d.	Property Onboarding Assessment;
e.	Scope of Work;
f.	Final Scope of Work;
g.	Management of Change Orders; and
h.	Inspection for Turnover to Leasing.
5.	PROPERTY PRESERVATION AND INSPECTION SERVICES
a.	Provision of Property Preservation and Inspection Services;
b.	Communications to Owner of Property Conditions, Preservation Activities and Repairs at Properties;
c.	Document Retention;
d.	Property Occupancy Inspection;
e.	Other Inspections As Needed and As Determined By Servicer;
f.	Lawn Maintenance;
g.	Pool Maintenance;
h.	Debris and Hazard Removal;
i.	Discoloration Remediation;
j.	Health and Life Safety Issue Remediation; Miscellaneous Preservation Activities;
k.	Code Violation Management and Mitigation;
l.	Management of Utilities and Home Owner Association;

Exh. 12-2

m.	Marketing Signs.
6.	INSURANCE SERVICES
a.	Standard Property and Casualty Insurance Services; and
b.	Claims Management and Loss Mitigation Services.

Exh. 12-3